                                             SECURITIES AND EXCHANGE COMMISSION
                                                   WASHINGTON, D.C. 20549

                                                  SCHEDULE 14A INFORMATION

                                      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                              SECURITIES EXCHANGE ACT OF 1934
                                             _________________________________

         Filed by the Registrant |X|
         Filed by a party other than the Registrant |_|

         _________________________________

         Check the appropriate box:

                  |_| Preliminary Proxy Statement

                  |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                  |X| Definitive Proxy Statement

                  |_| Definitive Additional Materials

                  |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         ___________________________________________

         Home Properties of New York, Inc.

         (Name of Registrant as Specified in Its Charter)

         ___________________________________________

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March 31, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Home Properties of New York, Inc. The Annual Meeting will be held on Tuesday, May 6, 2003, at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607.

        A Notice of Annual Meeting and a Proxy Statement are attached. They describe the matters to be acted upon at the Annual Meeting. Your vote on these matters is very important. Please sign, date and return the enclosed proxy card in the envelope provided. Alternatively, you may choose to vote by telephone or internet. Voting by any of these methods before the meeting will insure that your shares are represented at the meeting, whether or not you plan to attend in person.

        We look forward to seeing you at the meeting.

         /s/ Norman P. Leenhouts
         Norman P. Leenhouts
         CHAIRMAN AND CO-CHIEF EXECUTIVE
          OFFICER

         /s/ Nelson B. Leenhouts
         Nelson B. Leenhouts
         PRESIDENT AND CO-CHIEF EXECUTIVE
         OFFICER

HOME PROPERTIES OF NEW YORK, INC.
Suite 850
Clinton Square
Rochester, New York 14604

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2003

_________________

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Home Properties of New York, Inc. (the “Company”) will be held on Tuesday, May 6, 2003 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607 for the following purposes:

1. To elect twelve directors of the Company to serve until the 2004 Annual Meeting of Stockholders and until their respective successors are elected;
        2.        To approve the Company’s 2003 Stock Benefit Plan;
        3.         To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2003; and
4. To consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

        The Board of Directors set the close of business on March 10, 2003 as the record date. Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements. (If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares. Please give instructions for your shares to be voted to the person responsible for your account.)

        There are four ways to vote:

- by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;

- by internet at eproxy.com/hme;

- by toll-free telephone at 1-800-435-6710; or

- by written ballot at the meeting.

        If you vote by internet or telephone, your vote must be received before 11:00 p.m. Eastern Standard Time on the day before the Annual Meeting. You may change your vote or revoke your proxy at any time before the Annual Meeting:

- by returning a later dated proxy card;

- by sending written notice to Ann M. McCormick, Secretary of the Company at 850 Clinton Square, Rochester, New York 14604;

- by entering a new vote by internet or telephone; or

- by completing a written ballot at the Annual Meeting.

Rochester, New York
March 31, 2003

By Order of the Board of Directors

/s/ Ann M. McCormick Ann M. McCormick Secretary

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY ONE OF THE ABOVE METHODS. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED.

HOME PROPERTIES OF NEW YORK, INC.
Suite 850
Clinton Square
Rochester, New York 14604

_________________

PROXY STATEMENT

_________________

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2003

March 31, 2003

General Information

This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties of New York, Inc. (the “Company”) for use at the 2003 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 6, 2003 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607. The approximate date on which the enclosed form of proxy and this Proxy Statement are first being sent to stockholders is March 31, 2003.

Who may vote

Stockholders of the Company as of the Company’s record date, March 10, 2003, may vote.

Outstanding shares

On March 10, 2003, 27,810,859 shares of the Company’s Common Stock were outstanding. Each share of Common Stock has one vote.

How to vote

There are four ways to vote:

1. internet at eproxy.com/hme; 2. toll-free telephone at (800) 435-6710; 3. completing and mailing your proxy card; or 4. written ballot at the Annual Meeting.

How proxies work

The Company’s Board of Directors is asking for your proxy. By giving us your proxy, you authorize the proxy holders (Nelson B. Leenhouts and Norman P. Leenhouts, the Company’s Co-Chief Executive Officers) to vote your shares at the Annual Meeting in the manner you direct.

If you vote by any of the above methods but do not specify how you wish to vote your shares, your shares will be voted “for” all director candidates, “for” the 2003 Stock Benefit Plan, and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2003.

Proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.

You may receive more than one proxy card depending on how you hold your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them.

Quorum

In order to carry out the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

A majority of the votes cast at the Annual Meeting is necessary to elect each of the nominees for directors named in this Proxy Statement, to approve the 2003 Stock Benefit Plan, and to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003. Any other matter properly brought before the meeting also requires the favorable vote of a majority of the votes cast. Under Maryland law, if a stockholder abstains on a vote, the abstention does not constitute a vote “for” or “against” a matter. Thus, abstentions are disregarded in determining the “votes cast”.

Changing your vote

You may revoke your proxy before it is voted by entering a new vote by internet or telephone, by submitting a new proxy with a later date, by voting in person at the Annual Meeting or by notifying the Company’s Secretary in writing prior to the Annual Meeting as follows: Ann M. McCormick, 850 Clinton Square, Rochester, New York 14604.

PROPOSAL 1

ELECTION OF DIRECTORS

        At the Annual Meeting, twelve individuals will be elected to serve as directors until the 2004 Annual Meeting and until their successors are elected.

        The Board of Directors has nominated Norman P. Leenhouts, Nelson B. Leenhouts, Edward J. Pettinella, Burton S. August, Sr., William Balderston, III, Alan L. Gosule, Leonard F. Helbig, III, Roger W. Kober, Albert H. Small, Clifford W. Smith, Jr., Paul L. Smith and Amy L. Tait to serve as directors (the “Nominees”). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve as a director if elected.

        The favorable vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for the election of the Nominees as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

Information Regarding Nominees for Director

        Brief biographical descriptions of the Nominees follow. The information was furnished to the Company by the Nominees. The information is up to date through March 10, 2003.

        Norman P. Leenhouts, 67, has served as Chairman of the Board of Directors, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as Chairman of the Board of Home Properties Management, Inc. (“HP Management”) since its formation. He has been a director of Home Properties Resident Services, Inc. (“HPRS”) since its formation and Chairman since 2000. Norman Leenhouts is a co-owner, together with Nelson Leenhouts, of Home Leasing Corporation, the Company’s predecessor (“Home Leasing”), and served as Chairman of Home Leasing since 1971. He is a director of Hauser Corporation, Rochester Downtown Development Corporation and the Free Methodist Foundation. Mr. Leenhouts is also a member of the Board of Trustees of Roberts Wesleyan College and a Life Trustee of the University of Rochester. He is a graduate of the University of Rochester and is a certified public accountant. He is the twin brother of Nelson Leenhouts and the father of Amy Tait.

        Nelson B. Leenhouts, 67, has served as President, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as President and Chief Executive Officer and as a director of HP Management since its formation. He has been a director of HPRS since its formation, President since 2000 and a Vice President since 1998. Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing, and served as President of Home Leasing since 1967. He is a director of Hauser Corporation and a member of the Board of Directors of the National Multi Housing Council. Nelson Leenhouts is a graduate of the University of Rochester. He is the twin brother of Norman Leenhouts and the uncle of Amy Tait.

        Edward J. Pettinella, 51, has served as Executive Vice President and a director of the Company since February, 2001 when he joined the Company. From 1997 until February, 2001, Mr. Pettinella served as President, Charter One Bank (N.Y. Division) and Executive Vice President of Charter One Financial, Inc. From 1980 through 1997, Mr. Pettinella served in several managerial capacities for Rochester Community Savings Bank, Rochester, NY, including the positions of Chief Operating Officer and Chief Financial Officer. Mr. Pettinella serves on the Boards of Directors of the United Way of Greater Rochester, State University at Geneseo, Geneseo Foundation, Syracuse University School of Business, and the YMCA of Greater Rochester. Mr. Pettinella is a graduate of the State University at Geneseo and holds an MBA from Syracuse University.

        Burton S. August, Sr., 87, has been a director of the Company since August 1994. Mr. August was a director from 1979 until August, 2002 of Monro Muffler Brake, Inc., a publicly traded company where he also served as Vice President from 1969 until he retired in 1980. Mr. August is Honorary Chairman of the Board of Trustees of Rochester Institute of Technology, a member of the Executive Committee of the United Way of New York State, a director of Hillside Children’s Center Foundation, a cabinet member of the Al Sigl Center, a member of the Finance Committee of the United Way of Greater Rochester and the Investment Committee of the Strong Museum, and a Trustee of the Otetiana Council Boy Scouts of America.

        William Balderston, III, 75, has been a director of the Company since August 1994. From 1991 to the end of 1992, he was an Executive Vice President of The Chase Manhattan Bank, N.A. From 1986 to 1991, he was President and Chief Executive Officer of Chase Lincoln First Bank, N.A., which was merged into The Chase Manhattan Bank, N.A. He is a Senior Trustee of the University of Rochester and a member of the Board of Governors of the University of Rochester Medical Center. Mr. Balderston is also a Trustee of the Genesee Country Village Museum, as well as a member of the Board of the Genesee Valley Conservancy. Mr. Balderston is a graduate of Dartmouth College.

        Alan L. Gosule, 62, has been a director of the Company since December 1996. Mr. Gosule has been a partner in the law firm of Clifford Chance US LLP, New York, New York, since August 1991 and prior to that time was a partner in the law firm of Gaston & Snow. He serves as Chairman of the Clifford

        Chance US LLP Real Estate Department. Mr. Gosule is a graduate of Boston University and its Law School and received an LL.M. from Georgetown University. Mr. Gosule also serves on the Boards of Directors of the Simpson Housing Limited Partnership, F.L. Putnam Investment Management Company, Colonnade Partners, and MFA Mortgage Investments, Inc. Clifford Chance US LLP acted as counsel to PricewaterhouseCoopers LLP in its capacity as advisor to the State Treasurer of the State of Michigan in connection with its investment of retirement funds in Home Properties of New York, L.P. (“Home Properties”). Mr. Gosule was the nominee of the State Treasurer under the terms of the investment agreements relating to that transaction. Those retirement funds divested their interest in Home Properties in 2001 and no longer have the right to nominate a board member. Mr. Gosule is expected to continue to serve as a nominee of the Board of Directors.

        Leonard F. Helbig, III, 57, has been a director of the Company since August 1994. Since September 2002 he has served as a Director of Integra Realty Advisors in Philadelphia. Between 1980 and 2002 he was employed with Cushman & Wakefield, Inc. From 1999 until 2002 Mr. Helbig served as President, Financial Services for Cushman & Wakefield, Inc. Prior to that and since 1984, Mr. Helbig was the Executive Managing Director of the Asset Services and Financial Services Groups. He was a member of that firm’s Board of Directors and Executive Committee. Mr. Helbig is a member of the Urban Land Institute, the Pension Real Estate Association and the International Council of Shopping Centers. Mr. Helbig is a graduate of LaSalle University and holds the MAI designation of the American Institute of Real Estate Appraisers.

        Roger W. Kober, 69, has been a director of the Company since August 1994. Mr. Kober is currently a member of the Advisory Board of Rochester Gas and Electric Corporation, an Energy East Company. He was employed by Rochester Gas and Electric Corporation from 1965 until his retirement on January 1, 1998. From March 1996 until January 1, 1998, Mr. Kober served as Chairman and Chief Executive Officer of Rochester Gas and Electric Corporation. He is also a member of the Board of Trustees of Rochester Institute of Technology. Mr. Kober is a graduate of Clarkson College and holds a Masters Degree in Engineering from Rochester Institute of Technology.

        Albert H. Small, 77, has been a director of the Company since July 1999. Mr. Small, who has been active in the construction industry for 50 years, is President of Southern Engineering Corporation. He is a member of the Urban Land Institute, National Association of Home Builders and currently serves on the Board of Directors of the National Symphony Orchestra, National Advisory Board Music Associates of Aspen, Department of State Diplomatic Rooms Endowment Fund, James Madison Council of the Library of Congress, Tudor Place Foundation, The Life Guard of Mount Vernon, Historical Society of Washington, DC and the National Archives Foundation. Mr. Small is a graduate of the University of Virginia. In connection with the acquisition of a portfolio of properties located in the suburban markets surrounding Washington, D.C., Mr. Small and others received approximately 4,086,000 of operating partnership units in Home Properties (“Units”) . Mr. Small was the nominee of the former owners of that portfolio under the terms of the acquisition documents. Those former owners no longer have the right to nominate a board member. Mr. Small is expected to continue to serve as a nominee of the Board of Directors.

        Clifford W. Smith, Jr., 56, has been a director of the Company since August 1994. Mr. Smith is the Epstein Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester, where he has been on the faculty since 1974. He has written numerous books and articles on a variety of financial, capital markets and risk management topics and has held editorial positions for a variety of journals. Mr. Smith is a graduate of Emory University and has a PhD from the University of North Carolina at Chapel Hill.

        Paul L. Smith, 67, has been a director of the Company since August 1994. Mr. Smith was a director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993. He is currently a director of Performance Technologies, Inc. and Constellation Brands, Inc. He is also a member of the Board of Trustees of the George Eastman House and Ohio Wesleyan University. Mr. Smith is a graduate of Ohio Wesleyan University and holds an MBA Degree in finance from Northwestern University.

        Amy L. Tait, 44, has served as a director of the Company since its inception in 1993. Effective February 15, 2001, Mrs. Tait resigned her full-time position as Executive Vice President of the Company and as a director of HP Management. She is currently the principal of Tait Realty Advisors, LLC, and continued as a consultant to the Company pursuant to a consulting agreement that terminated on February 15, 2002. Mrs. Tait joined Home Leasing in 1983 and held several positions with the Company, including Senior and Executive Vice President and Chief Operating Officer. She currently serves on the M & T Bank Advisory Board and the boards of the United Way of Greater Rochester, Princeton Club of Rochester, the Al Sigl Center, and The Commission Project. Mrs. Tait is a graduate of Princeton University and holds an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester. She is the daughter of Norman Leenhouts.

The Board of Directors and its Committees

        Board of Directors. The Company is managed by a Board of Directors composed of twelve members, nine of whom are not employed by the Company (the “Non-Management Directors”). The Board of Directors met six times in 2002. Albert H. Small attended fewer than 75% of the meetings held in 2002.

        The Board of Directors has determined that each of the following Non-Management Directors is an “independent director” as defined in the proposed listing standards of the New York Stock Exchange (an “Independent Director”): Burton August, William Balderston, Alan Gosule, Leonard Helbig, Roger Kober, Albert Small, Clifford Smith and Paul Smith. This represents two-thirds of the members of the Board of Directors. Amy Tait was determined not to be an Independent Director because of her prior employment by the Company and familial relationship with Norman Leenhouts.

        In 2002, the Board of Directors formalized its practice of holding an executive session of the Independent Directors at each quarterly Board meeting. The Chairman of the Corporate Governance/Nominating Committee, currently William Balderston, has been appointed to preside at these executive sessions.

        Pursuant to the Company’s retirement age policy, the retirement age for directors is 75, subject to exceptions if a determination is made, after confidential discussion among other Board members, that a specific director over age 75 is expected to make a significant contribution to the Company during the following year. Such a determination was made with respect to Burton. August, and Albert Small, both of whom are nominated herein to serve as directors.

        During 2002, the Board of Directors approved several new corporate governance initiatives that exceed the requirements contained within the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the recommendations of the New York Stock Exchange. The following additional policies were approved:

·	With respect to stock options issued on or after August 5, 2002, the officers of the Company who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act of 1934 (the “Executive Officers”) and Non-Management Directors are prohibited, in connection with a stock option exercise, from selling more than the number of shares as shall be necessary to pay the exercise price and any related taxes and commissions. In addition, Executive Officers and Non-Management Directors are required to hold for a one-year period the equivalent number of shares that they receive upon the exercise of a stock option. These provisions are included in the 2003 Stock Benefit Plan proposed for stockholder approval in this proxy statement.

·	All Executive Officers and Non-Management Directors must file a binding trading plan with the Company at least 30 days prior to selling any Company shares.

·	In the event of the downward re-statement of earnings resulting from material non-compliance caused by misconduct, all Executive Officers plus the Controller (not just the Chief Executive Officer(s) and Chief Financial Officer as required by Sarbanes-Oxley) must repay the portion of their bonus that constitutes the overpayment.

·	Beginning in 2003, the Company will account for all stock option awards utilizing the fair value method.

        Audit Committee. Alan Gosule, Leonard Helbig, Roger Kober and Paul Smith currently form the Audit Committee of the Board of Directors. Paul Smith chairs this Committee. The Audit Committee selects the Company’s independent public accountants, reviews and, subsequent to August, 2002, pre-approves all audit and non-audit services provided by the independent public accountants, reviews the scope of the audit engagement and any other services, reviews the independent public accountants’ recommendations and management’s responses to those recommendations, reviews the independence of the independent public accountants, reviews any major accounting changes made or contemplated and reviews the adequacy of the Company’s internal accounting controls. The Audit Committee met four times during 2002. All of the members attended each of the Audit Committee meetings held in 2002.

        The Board of Directors has determined that each member of the Audit Committee is independent as required by Sarbanes-Oxley and the regulations promulgated thereunder and by the listing standards of the New York Stock Exchange. The Board of Directors has also determined that the Audit Committee has at least one “audit committee financial expert” (as defined under applicable securities laws) and has identified that expert as Paul Smith.

        Management and Directors Committee. Burton August, William Balderston, and Clifford Smith currently form the Management and Directors Committee of the Board of Directors. Clifford Smith chairs this Committee. Among its other responsibilities, the Management and Directors Committee performs the traditional functions of a compensation committee, including establishing remuneration levels for officers and directors of the Company, reviewing significant employee benefit programs and establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. It also oversees matters pertaining to succession planning. The Board of Directors has determined that each member of the Management and Directors Committee is an Independent Director. The Management and Directors Committee met formally three times during 2002 and there was 100% attendance at the meetings.

        Corporate Governance/Nominating Committee. In 2002, the Board established the Corporate Governance/Nominating Committee to supercede the Nominating Committee that it had established in 2001. William Balderston, Clifford Smith and Paul Smith form the Corporate Governance/Nominating Committee. William Balderston chairs this Committee. In addition to fulfilling the traditional nominating committee functions of considering and making proposals to the full Board regarding Board composition as well as nominees to the Board when openings occur and otherwise, this Committee also evaluates and oversees the Company’s governance structure and procedures. The Board of Directors has determined that each member of this Committee is an Independent Director. The Corporate Governance/Nominating Committee met once in 2002 and all of the Committee members attended.

        The Corporate Governance/Nominating Committee will consider director candidates proposed by stockholders. Such stockholder submissions should include certain biographical information concerning the recommended individual, including address, employment and educational history, age and board memberships, if any, as well as the candidate’s written consent to the nomination and to serve if elected. To be considered for nomination at the 2004 Annual Meeting, stockholder submissions for nomination must be received at the office of the Company to the attention of Ann M. McCormick, Secretary, 850 Clinton Square, Rochester, New York, 14604 on or prior to February 15, 2004.

        Real Estate Investment Committee. In 2002, the Board established the Real Estate Investment Committee. Burton August, Leonard Helbig, Albert Small and Amy Tait are the members of this Committee. Burton August chairs the Real Estate Investment Committee. The purpose of this Committee is to review potential acquisitions and dispositions between regular meetings of the Board of Directors and to approve such transactions as are acceptable to the Committee pursuant to the authorization parameters approved by the Board of Directors. The Real Estate Investment Committee met once in 2002 and all members attended except for Albert Small.

Compensation of Directors

        In 2002, the Company paid its Non-Management Directors an annual stipend of $20,000. An additional annual stipend in the amount of $3,000 was paid to the Chairman of each of the Audit and the Management and Directors Committees. Non-Management Directors were also paid $1,000 per day for attendance (in person or by telephone) at Board and committee meetings. For 2003, the additional annual stipend paid to the Committee Chairs will be increased to $5,000 and will be paid to the Chairmen of the Corporate Governance/Nominating and Real Estate Investment Committees, as well as to the Chairmen of the Audit and Management and Directors Committees. In addition, in February 2003, each of the Non-Management Directors received an award of 300 shares of restricted stock under the Company’s 2000 Stock Benefit Plan. The restrictions on the restricted stock lapse in five years.

        Pursuant to the 2000 Stock Benefit Plan, each of the Non-Management Directors was granted options to purchase 7,000 shares of the Company’s Common Stock immediately following the annual meeting of stockholders in 2000, 2001 and 2002. Following the May 2002 annual stockholders meeting, the 7,000 options issued to each of the Non-Management Directors were issued at an exercise price of $36.03, which was the closing price of a share of the Company’s Common Stock on that date. All of the options granted to the Non-Management Directors under the 2000 Stock Benefit Plan vested immediately upon grant.

        Subject to receipt of stockholder approval, the Company’s proposed 2003 Stock Benefit Plan provides that each of the Non-Management Directors will be provided with options to purchase shares of the Company’s Common Stock immediately following the annual meeting of the stockholders in 2003 and 2004. These options are to have an exercise price equal to the fair market value of a share of the Company’s Common Stock on the date of grant, and are to vest twenty percent per year. Subject to stockholder approval, the number of shares to be issued to each of the Non-Management Directors under the 2003 Stock Benefit Plan are 7,000 shares in 2003 and up to 10,000 shares in 2004. For 2004, the Management and Directors Committee will determine the number of option shares to be issued to each of the Non-Management Directors (not to exceed 10,000 per year) based on an analysis of the amount and type of consideration paid to the boards of the Company’s peer group and other factors as may reasonably be considered.

        Under the Director Deferred Compensation Plan, the Non-Management Directors can defer up to 100% of their total annual cash compensation (including meeting fees) for three, five or ten years and their compensation in the form of restricted stock for ten years. The Company contributes 10% of the deferred cash amount, which amount vests after three years. A “phantom” stock account is established for both the director and the Company contribution amounts. Each deferral and the Company contribution is reflected by crediting those accounts with the number of shares of the Company’s Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock’s fair market value as of the day when the compensation would otherwise have been paid or with the number of shares of restricted stock where receipt of that component of compensation has been deferred. Participants’ accounts are also credited with the number of shares of the Company’s Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Management and Directors Committee. The Director Deferred Compensation Plan is designed to provide substantially the same benefits to the Non-Management Directors as are provided to eligible employees under the Company’s Deferred Bonus Plan. Under the Director Deferred Compensation Plan, seven of the nine Non-Management Directors elected to defer some or all of the compensation earned by them in 2002.

        Directors of the Company who are employees of the Company do not receive any compensation for their services as directors. All directors are reimbursed for their expenses incurred in attending directors’ meetings.

        Following her resignation as an officer of the Company in 2001, Mrs. Tait entered into a consulting agreement with the Company which is described below on page 28 under the heading “Certain Relationships and Transactions.” That agreement terminated by its terms on February 15, 2002.

EXECUTIVE COMPENSATION

        The following table sets forth the cash compensation paid during 2000, 2001 and 2002 to the Company’s two Co-Chief Executive Officers, the Executive Vice President and the five Senior Vice Presidents, which group includes the other four most highly compensated Executive Officers (collectively the “Named Executives”).

                                                      Summary Compensation Table

                                                                                  Long-Term
                                                                             Compensation Awards
                                                                                          Securities
                                              Annual Compensation         Restricted      Underlying      All Other
Name and Principal Position       Year      Salary         Bonus(1)     Stock Awards(2)   Options(3)    Compensation(4)

Norman P. Leenhouts,              2000      $276,000      $62,044       $  3,102           50,000           $5,100
  Chairman and Co-Chief           2001       325,000       98,866          4,943           50,000            5,100
  Executive Officer(5)            2002       400,000      192,000        118,800           50,000            6,000

Nelson B. Leenhouts,              2000       276,000       62,044          4,653           50,000            5,100
  President and Co-Chief          2001       325,000       98,866              0           50,000            5,100
  Executive Officer(6)            2002       400,000      192,000         99,600           50,000            6,000

Edward J. Pettinella,             2000             0            0              0                0                0
  Executive Vice President(7)     2001       272,692       54,534         54,020          150,000                0
                                  2002       350,000      154,000         66,400           50,000            6,000

David P. Gardner,                 2000       153,000       18,380            368           15,000            5,100
  Senior Vice President and       2001       176,000       28,060         27,571           15,000            5,100
  Chief Financial Officer(8)      2002       193,685       67,015         35,881           15,000            6,000

Ann M. McCormick,                 2000       153,000       18,380            368           15,000            5,100
  Senior Vice President,          2001       176,000       28,060         27,571           15,000            5,100
  General Counsel and             2002       190,000       66,500         34,530           15,000            6,000
Secretary(9)

John E. Smith,                    2000        95,000        6,900              0            5,000            3,559
  Senior Vice President(10)       2001       133,565       15,449         21,608           10,000            4,256
                                  2002       160,000       40,000         26,560           10,000            5,379

Scott A. Doyle,                   2000       100,000       11,750              0           10,000            3,904
   Senior Vice President(11)      2001       131,000       17,499         21,608           10,000            4,188
                                  2002       160,000       45,760         26,560           10,000            5,216

Johanna A. Falk,                  2000       100,000        8,671            104           10,000            3,912
  Senior Vice President(12)       2001       121,000       15,894         21,799           10,000            3,946
                                  2002       135,000       39,760         26,560           10,000            4,950
(1)	All amounts listed in the following footnotes as having been subject to mandatory deferral were required to be deferred under the Company’s Incentive Compensation Plan. When the deferred amounts are paid, they are paid with interest as provided in that plan. See the description of this plan under “Incentive Compensation Plan” on page 16 of this proxy statement.

(2)	Amounts in this column include the value of shares of restricted stock issued under the Company’s 2000 Stock Benefit Plan and, where applicable, the Company’s contribution of 10% of the bonus deferred voluntarily by the Named Executives pursuant to the Company’s Deferred Bonus Plan (a “10% Company Contribution”). The value of the restricted stock is based on the closing price of a share of Common Stock on the New York Stock Exchange on the date of grant. The amount of the Company’s contribution is credited to the applicable Named Executive’s account in the form of shares as described under “Deferred Bonus Plan” on page 17 of this proxy statement (“Plan Shares”). The restrictions on the shares of restricted stock granted in 2001 lapse in February, 2006. The restrictions on the shares of restricted stock granted in 2002 lapse in February, 2007. The Plan Shares vest on the three-year anniversary of the date they were first credited to the applicable Named Executive’s deferred bonus account. Dividends are paid on the restricted shares as and when dividends are paid on the Common Stock. The equivalent of dividends are paid on the Plan Shares at the time dividends are paid on the Common Stock and are reinvested as described on page 17 of this proxy statement. The value of all of the restricted stock (including Plan Shares) listed in this column for the Named Executives as of December 28, 2002 was as follows: Norman Leenhouts $133,780; Nelson Leenhouts $109,485; Edward Pettinella $137,800; David Gardner $72,926; Ann McCormick $71,440; John Smith $55,120; Scott Doyle $55,120; and Johanna Falk $55,458.

(3)	All options were granted under the 2000 Stock Benefit Plan and are exercisable for 10 years following grant. Except with respect to options granted to Mr. Pettinella, all options vest five years from the date of grant. The exercise price for all options granted in 2000 is $31.375 per share. Except with respect to the options granted to Mr. Pettinella in February 2001, the exercise price for all options granted in 2001 is $30.15 per share. The exercise price for all options granted in 2002 is $34.65 per share. The options granted to Mr. Pettinella in 2001 and 2002 were granted pursuant to his employment agreement. Of the options granted in 2001, 100,000 were granted in February 2001 when Mr. Pettinella became an officer of the Company. These options vested immediately at an exercise price of $27.01 per share, which was the closing price of a share of the Common Stock on the New York Stock Exchange on the date of grant. The remaining 50,000 options granted to Mr. Pettinella in 2001 were granted in July, 2001. These options vest 25,000 in July, 2002 and 25,000 in July, 2003. The options granted to Mr. Pettinella in 2002 vest 25,000 in August, 2003 and 25,000 in August, 2004.

(4)	Represents contributions made by the Company to the Named Executive’s account under the Company’s retirement savings plan.

(5)	Mr. Leenhouts’ 2000 bonus includes $21,099 and $19,748 which represents 50% of the amount of his 1998 bonus and 1999 bonus, respectively, that was subject to mandatory deferral plus interest. His 2001 bonus includes $20,866 which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. The amounts in the restricted stock column represent the 10% Company Contribution which was credited to Mr. Leenhouts’ deferred bonus account in the form of 119, 151 and 613 Plan Shares, respectively, for 2000, 2001 and 2002. The amount in restricted stock column for 2002 also includes the value of 3,000 shares of restricted stock granted to Mr. Leenhouts in that year.

(6)	Mr. Leenhouts’ 2000 bonus includes $21,099 and $19,748 which represents 50% of his 1998 bonus and 1999 bonus, respectively, that was subject to mandatory deferral plus interest. His 2001 bonus includes $20,866 which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. For 2000, the amount in the restricted stock column represents the Company’s 10% Contribution which was credited to Mr. Leenhouts’ deferred bonus account in the form of 178 Plan Shares. For 2002, the restricted stock column represents the value of 3,000 shares of restricted stock granted to Mr. Leenhouts in that year.

(7)	Mr. Pettinella became an employee of the Company on February 5, 2001. For 2001 and 2002 the amounts in the restricted stock column represents the value of 2,000 shares of restricted stock granted to Mr. Pettinella in each of those years.

(8)	Mr. Gardner’s 2000 bonus includes $5,936 and $6,569, which represents 50% of his 1998 and 1999 bonus, respectively, that was subject to mandatory deferral plus interest. His 2001 bonus includes $6,940, which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. The amounts in the restricted stock column include the 10% Company Contribution which was credited to Mr. Gardner’s deferred bonus account in the form of 14, 17 and 86 Plan Shares, respectively, for 2000, 2001 and 2002. The amounts in the restricted stock column for 2001 and 2002 also include the value of 1,000 shares of restricted stock granted to Mr. Gardner in each of those years.

(9)	Mrs. McCormick’s 2000 and 2001 bonus amounts include the same mandatory deferral amounts from her 1998 and 1999 bonuses as referenced in footnote (8). The amounts in the restricted stock column include the 10% Company Contribution which was credited to Mrs. McCormick’s deferred bonus account in the form of 14, 17 and 42 Plan Shares, respectively, for 2000, 2001 and 2002. The amounts in the restricted stock column for 2001 and 2002 also include the value of 1,000 shares of restricted stock granted to Mrs. McCormick in each of those years.

(10)	Mr. Smith’s 2000 bonus includes $2,326 and $2,015 which represents 50% of his 1998 bonus and 1999 bonus, respectively, that was subject to mandatory deferral plus interest. His 2001 bonus includes $2,129, which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. The amounts in the restricted stock column for 2001 and 2002 represent the value of 800 shares of restricted stock granted to Mr. Smith in each of those years.

(11)	Mr. Doyle’s 2000 bonus includes $4,347 and $4,635 which represents 50% of his 1998 bonus and 1999 bonus, respectively, that was subject to mandatory deferral plus interest. His 2001 bonus includes $4,897 which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. The amounts in the restricted stock column for 2001 and 2002 represent the value of 800 shares of restricted stock granted to Mr. Doyle in each of those years.

(12)	Mrs. Falk’s 2000 bonus includes $2,392 and $3,590, which represents 50% of her 1998 bonus and 1999 bonus, respectively, that was subject to mandatory deferral plus interest. Her 2001 bonus includes $3,794, which represents 50% of her 1999 bonus that was subject to mandatory deferral plus interest. The amounts in the restricted stock column include the 10% Company Contribution which was credited to Mrs. Falk’s deferred bonus account in the form of 4 and 6 Plan Shares, respectively, for 2000 and 2001. The amounts in the restricted stock column for 2001 and 2002 also include the value of 800 shares of restricted stock granted to Mrs. Falk in each of those years.

STOCK BENEFIT PLANS

        The Company’s 1994 Stock Benefit Plan was adopted by the Company at the time of its initial public offering. As of March 10, 2003, options to purchase 1,542,381 shares have been granted to employees and options to purchase 153,654 shares have been granted to Non-Management Directors under the 1994 Stock Benefit Plan. Of the options granted under the 1994 Stock Benefit Plan, 456,561 issued to employees and 56,600 issued to Non-Management Directors were outstanding on March 10, 2003. The Board of Directors has determined that no additional awards will be made under this Plan.

        At the annual stockholders meeting held in 2000, the stockholders approved the Company’s 2000 Stock Benefit Plan. As of March 10, 2003, options to purchase 2,100,920 shares have been granted to employees and options to purchase 163,760 shares have been granted to Non-Management Directors under the 2000 Stock Benefit Plan. Of the options granted under the 2000 Stock Benefit Plan, 1,712,178 issued to employees and 163,760 issued to Non-Management Directors were outstanding on March 10, 2003.

        In addition, as of March 10, 2003, 109,000 shares of restricted stock have been issued under the 2000 Stock Benefit Plan to the Executive Officers and other key employees. Of those shares issued, 106,700 were outstanding on March 10, 2003. In 2003, 2,700 shares in the aggregate of restricted stock were issued under the 2000 Stock Benefit Plan to the Non-Management Directors (300 shares each). The restrictions on these shares terminate five years after their grant date with dividend and voting rights effective on the grant date. As of March 10, 2003, the aggregate number of shares of restricted stock issued to date represents less than 0.23 percent of the aggregate of the Company’s outstanding Common Stock and other equity that is convertible into Common Stock on an as-converted basis the “Outstanding Equity”).

        Options and restricted stock that have been issued and that are subsequently terminated, cancelled or surrendered without being exercised are available for future grant under the 2000 Plan. Taking those shares in account, under the 2000 Stock Benefit Plan and as of March 10, 2003, 577,408 shares are available for issuance of all types of awards to employees and 127,706 shares are available only for issuance of non-statutory stock options to employees. There are also 36,240 shares available for issuance of stock options and 2,300 shares available for grants of restricted stock to the Non-Management Directors under the 2000 Stock Benefit Plan. If the 2003 Stock Benefit Plan is approved by the stockholders, the Board of Directors has determined that no additional grants will be made to the Non-Management Directors under the 2000 Stock Benefit Plan.

        As of March 10, 2003 the aggregate of the shares of Common Stock subject to outstanding option grants under the 1994 Stock Benefit Plan and the 2000 Stock Benefit Plan (the “Existing Plans”), the shares of restricted stock outstanding under the 2000 Stock Benefit Plan and of the shares still available for issuance of awards under the 2000 Stock Benefit Plan equals 6.8% of the Outstanding Equity.

        The 2003 Stock Benefit Plan provides up to 1,250,000 shares for issuance of stock options to employees, 175,000 shares for issuance of stock options to Non-Management Directors and 25,000 shares for issuance of shares of restricted stock to Non-Management Directors. These shares together with the shares available for issuance under the Existing Plans are expected to provide sufficient shares for two years of grants to employees and Non-Management Directors. If the 2003 Stock Benefit Plan is approved by the stockholders: (i) grants of stock options will be made to employees from the shares remaining available under the 2000 Stock Benefit Plan and/or from shares available under the 2003 Stock Benefit Plan, as determined in the discretion of the Management and Directors Committee; (ii) restricted stock and option awards to Non-Management Directors will be made under the 2003 Stock Benefit Plan; and (iii) grants of restricted stock to employees will continue to be made under the 2000 Stock Benefit Plan. The Board anticipates that grants under the 2000 Stock Benefit Plan and the 2003 Stock Benefit Plan would be made on similar terms, including vesting schedules and exercise price.

        Upon receipt of stockholder approval of the 2003 Stock Benefit Plan, the aggregate of the shares outstanding under the Existing Plans, the shares remaining available for issuance under the Existing Plans and the shares provided for issuance under the 2003 Stock Benefit Plan will equal 9.82% of the Outstanding Equity as of March 10, 2003. That aggregate is equal to 8.85% of the sum of the Outstanding Equity as of March 10, 2003 and the shares proposed for issuance under the 2003 Stock Benefit Plan.

        If the stockholders do not approve the 2003 Stock Benefit Plan, the Board of Directors would continue to make grants under the 2000 Stock Benefit Plan until substantially all of the awards available for issuance under that plan had been granted. The Board of Directors might also consider other means of adequately compensating employees and Non-Management Directors including by additional cash payments and/or other incentive programs.

        The Board of Directors has adopted a policy that, effective January 1, 2003, the Company will begin accounting for all stock awards utilizing the fair value method.

Option Grants in Fiscal Year 2002

        The following table sets forth certain information relating to options granted to the Named Executives during the fiscal year ended December 31, 2002. These options were granted under the 2000 Stock Benefit Plan. The columns labeled “Potential Realizable Value” are based on hypothetical 5% and 10% growth assumptions in accordance with the rules of the Securities and Exchange Commission. The Company cannot predict the actual growth rate of the Common Stock.

                                                 Option Grants in Last Fiscal Year(1)
                                                       Individual Grants

                                             Percent of
                              Number of     Total Options                               Potential Realizable Value
                                Shares       Granted to                                 at Assumed Annual Rates of
                              Underlying    Employees in    Exercise or                  Stock Price Appreciation
                               Options         Fiscal        Base Price   Expiration          for Option Term
             Name              Granted          Year          ($/sh.)        Date           5%             10%

   Norman P. Leenhouts          50,000          8.1%           $34.65      8/5/2012      $1,089,560      $2,761,159
   Nelson B. Leenhouts          50,000          8.1%            34.65      8/5/2012       1,089,560       2,761,159
   Edward J. Pettinella         50,000          8.1%            34.65      8/5/2012       1,089,560       2,761,159

   David P. Gardner             15,000          2.4%            34.65      8/5/2012         326,868         828,348
   Ann M. McCormick             15,000          2.4%            34.65      8/5/2012         326,868         828,348
   John E. Smith                10,000          1.6%            34.65      8/5/2012         217,912         552,232
   Scott A. Doyle               10,000          1.6%            34.65      8/5/2012         217,912         552,232
   Johanna A. Falk              10,000          1.6%            34.65      8/5/2012         217,912         552,232

(1)     Stock appreciation rights were not granted in 2002.

Option Exercises and Year-End Option Values

        The following table sets forth the value of options held as of December 31, 2002 by the Company’s Named Executives.

                                          Aggregated Option Exercises in Last Fiscal Year and
                                                   Fiscal Year-End Option Values (1)

                            Number of
Shares                        Number of Shares               Value of Unexercised
                             Acquired                    Underlying Unexercised           in-the-Money Options at
                                on         Value       Options at Fiscal Year End           Fiscal Year End (2)
          Name               Exercise     Realized     Exercisable     Unexercisable   Exercisable    Unexercisable

Norman P. Leenhouts             7,721        $61,998     72,279          143,000           $423,569     $438,725
Nelson B. Leenhouts                                      79,468          143,000            491,954      438,725
Edward J. Pettinella                0              0    125,000           75,000            851,500      107,500
David P. Gardner               17,960        188,564     21,274           43,000            140,785      132,550
Ann M. McCormick               19,150        215,470     24,723           40,000            156,636      119,650
John E. Smith                       0              0      9,000           23,000             54,000       58,275
Scott A. Doyle                      0              0     12,300           27,200             69,273       76,690
Johanna A. Falk                     0              0     16,023           28,200            110,745       84,015
(1)	Stock appreciation rights were not granted in 2002.

(2)	Based on the closing price of the Common Stock on the NYSE on December 31, 2002 of $34.45 less the per share exercise price of the options.

Equity Compensation Plan Information

The following table sets forth the number of securities issued and outstanding under the Existing Plans, as of December 31, 2002, as well as the weighted average exercise price of outstanding options.

                                                                                                   Number of
                                                                                                   Securities
                                       Number of Securities to        Weighted Average             Remaining
                                       be Issued Upon Exercise        Exercise Price of       Available to Future
           Plan Category               of Outstanding Options        Outstanding Options            Issuance

Options:
Equity compensation plans                      2,055,059                     $ 28.68                 1,005,535(1)
approved by security holders

Equity compensation plans not
approved by security holders                     372,294                     $ 30.15                   127,706(2)

Total Options                                  2,427,353                     $ 28.75                 1,133,241

Restricted Stock Awards:
Equity compensation plans
approved by security holders                      17,900                     $  0                             (3)

Equity compensation plans not
approved by security holders                      23,050                     $  0                       31,950(4)

Total Restricted Stock Awards                     40,950                     $  0

(1)     Includes 594,756 shares available as of December 31, 2002 for grants under the 2000 Stock Benefit Plan of options and restricted stock to employees and 36,240 for grants of options to Non-Management Directors. Upon approval by the stockholders of the 2003 Stock Benefit Plan, no additional grants will be made to the Non-Management Directors under the 2000 Stock Benefit Plan. Also includes 374,193 shares available for grants to employees and 346 shares available for grants to Non-Management Directors under the 1994 Stock Benefit Plan. Subsequent to December 31, 2002, the Board of Directors determined that no additional awards will be made under that plan.

(2)     In August 2001, the Board of Directors amended the 2000 Stock Benefit Plan to increase by 500,000 the number of shares available thereunder for issuance of non-statutory stock options to employees. These remaining shares may only be used for that purpose.

(3)     See footnote (1). Up to 594,756 shares were available for issuance of grants to employees under the 2000 Stock Benefit Plan, including but not limited to, grants of restricted stock. (4) In August 2001, the Board of Directors amended the 2000 Stock Benefit Plan to increase the shares available thereunder as follows: 5,000 for grants of restricted stock to Non-Management Directors and 50,000 for grants of restricted stock to employees. Of these available shares, as of December 31, 2002, 5,000 were available for issuance to Non-Management Directors and 26,950 were available for issuance to employees. Upon approval by stockholders of the 2003 Stock Benefit Plan, no additional grants of restricted stock will be made to Non-Management Directors under the 2000 Stock Benefit Plan.

EMPLOYMENT AGREEMENTS

        Norman and Nelson Leenhouts entered into employment agreements with the Company prior to its initial public offering providing for an initial term of five years commencing August 4, 1994 with automatic one-year extensions (the “Employment Agreements”). Certain of the terms of the original Employment Agreements have been amended. The third extension term of the Employment Agreements expired on August 4, 2002 and the agreements automatically renewed to August 4, 2003. The agreements provide for the employment of Norman Leenhouts as Chairman of the Board and Co-Chief Executive Officer of the Company and Nelson Leenhouts as President and Co-Chief Executive Officer of the Company and President and Chief Executive Officer of HP Management. The Employment Agreements also provide that if employment is terminated by the Company or not renewed without cause, or terminated by the executive for good reason at any time each of the Leenhouts is entitled to receive an amount equal to twice his base salary and incentive compensation for the year preceding termination plus, in the year following termination, the amount of incentive compensation that he would have earned if he had been an employee on December 31 of the year of termination. The Employment Agreements also entitle the Leenhoutses to receive incentive compensation pursuant to the Company’s Incentive Compensation Plan, as such plan may be amended from time to time. Pursuant to the Employment Agreements each of Norman and Nelson Leenhouts are subject to a covenant not to compete with the Company during the term of his employment and, if either is terminated by the Company for cause or resigns without good reason, for two years thereafter. The covenants prohibit Norman and Nelson Leenhouts from participating in the management, operation or control of any multifamily residential business which is competitive with the business of the Company, except that they, individually and through Home Leasing and its affiliates, may continue to own and develop the properties managed by HP Management. The Leenhoutses have also agreed that any commercial property which may be developed by them will be managed by HP Management subject to the approval of the outside members of the Board of Directors. The Employment Agreements may be terminated by either party on written notice given sixty days prior to the expiration of the then current term. It is expected that the Employment Agreements will be extended until December 31, 2003 at which time they will terminate when Nelson and Norman Leenhouts are anticipated to retire as the Co-Chief Executive Officers of the Company. The Company is expected to enter into arrangements with the Leenhouts to provide for some continuation of their services to the Company after December 31, 2003. The terms of any potential arrangements are not currently known. The Management and Directors Committee has retained the services of FPL Associates, a compensation consulting firm, to advise it on retirement arrangements and ongoing compensation to Norman and Nelson Leenhouts after December 31, 2003.

        Edward Pettinella also entered into an employment agreement with the Company providing for a term that commenced on February 5, 2001 and expires on December 31, 2003. The agreement provides for the employment of Mr. Pettinella as an Executive Vice President of the Company at a base salary for 2001 at an annual rate of $300,000, increasing to $350,000 for 2002 and $400,000 for 2003. In addition, the agreement provides that Mr. Pettinella will receive incentive compensation under the Company’s Incentive Compensation Plan. The factor to be applied to his base salary for purposes of determining his share of the bonus pool was set at 10% for 2001, 11% for 2002 and 12% for 2003. Mr. Pettinella was also granted options to purchase 100,000 shares of the Company’s Common Stock that vested immediately and have a ten-year term. He was also granted options to purchase 50,000 shares in each of July, 2001 and August, 2002. The options granted in July, 2001 vest 25,000 in July, 2002 and 25,000 in July, 2003. The options granted in August, 2002 vest 25,000 in August, 2003 and 25,000 in August, 2004. The Company also loaned Mr. Pettinella funds sufficient to purchase 75,000 shares of its Common Stock under the Company’s Director, Officer and Employee Stock Purchase Plan. Mr. Pettinella subsequently refinanced and paid off that loan. If Mr. Pettinella’s employment is terminated by the Company without cause or terminated by the executive for good reason, he is entitled to receive an amount equal to not less than twice his base salary and incentive compensation for the year preceding termination and the continuation of other fringe benefits. If Mr. Pettinella is not appointed Chief Executive Officer of the Company on or prior to December 31, 2003 and he elects to terminate his employment on or before March 31, 2004, he will be entitled to receive a lump sum payment of $800,000 plus two times his 2003 incentive compensation. It is expected that Mr. Pettinella will be appointed Chief Executive Officer of the Company on December 31, 2003.

INCENTIVE COMPENSATION PLAN

        Under the Company’s Incentive Compensation Plan eligible officers and key employees may earn a cash bonus based on the Company’s Funds from Operations (“FFO”) per share/unit (computed on a diluted basis). The number of bonus units to be awarded is based on the Company’s FFO performance for a calendar year period as compared to the performance of its peer group for that same period. Eight bonus units were awarded for 2002.

        Pursuant to the plan, a factor is applied to each eligible participant’s salary, ranging from 1% to 12%. This factor is multiplied by the awarded bonus units to determine the percentage of a participant’s salary to be paid as a bonus. The factor applied to the salaries of Norman and Nelson Leenhouts was 12% for services rendered in 2002. For services rendered in 2002, the factor applied to the salary of Mr. Pettinella was 11%. In 2002, the factor applied to the salaries of the other Named Executives ranged from 5% to 7%.

        Incentive Plan participants in the 1% and 2% bonus categories are limited to bonuses equal to ten and twenty percent, respectively, of their salaries. There is no limit for participants in the 3% bonus category or above, except there is a deferral component if the number of bonus units awarded exceeds 5 bonus units. The deferred amount plus interest at 6% will be paid out at the rate of 50% in each of the following two years, provided the Company pays a bonus under the Incentive Compensation Plan in those years.

DIRECTOR, OFFICER AND EMPLOYEE STOCK PURCHASE AND LOAN PROGRAM

        The Company has made various loans to its officers and directors pursuant to its Director, Officer and Employee Stock Purchase and Loan Program, which the Board approved in 1996 (the “Stock Purchase Program”). The loans were used by the recipients to purchase the Company’s Common Stock. The Stock Purchase Program approved by the stockholders at the 1998 annual meeting of the stockholders provided that the Company could loan approximately 50% of the purchase price to the Non-Management Directors and arrange for loans from a commercial bank for the balance. The Company could loan other participating employee directors and officers 100% of the purchase price. All dividends from the shares issued under the Stock Purchase Program are applied toward interest and principal payments on the Company or commercial bank loans. The loans are fully recourse to the participants and there is no provision for debt forgiveness. Seven of the Non-Management Directors and thirty of the Company’s current or former officers, including the employee directors, have participated in some or all of the various phases of the Stock Purchase Program. In total, 690,864 shares of the Company’s Common Stock were purchased by participants in the Stock Purchase Program and a total of $11,734,837 was loaned by the Company to participants. Interest rates on the loans range from 6.7% to 7.13%.

        To the extent applicable, the largest aggregate amount of indebtedness outstanding under the Stock Purchase Program which exceeded $60,000 at any time during 2002 for the Non-Management Directors and Executive Officers was as follows: (i) the Company’s Non-Management Directors — Burton August $126,124.81; William Balderston $126,124.81; Leonard Helbig $126,124.81; Roger Kober $126,124.81; Clifford Smith $83,027.77; and Paul Smith $93,107.81; and (ii) the Executive Officers – Scott Doyle $95,913.32; Johanna Falk $165,409.62; David Gardner $392,963.13; Nelson Leenhouts $1,373,871.86; Norman Leenhouts $1,373,874.31; Robert Luken $205,697.43; Ann McCormick $389,067.14; and John Smith $74,957.47.

        In August 2002, the Board of Directors adopted a policy that no new loans and no material modifications to existing loans could be made under the Stock Purchase Program. This policy was consistent with the provisions of the Sarbanes-Oxley Act, although the Board’s policy prohibits loans to all employees not just to the Non-Management Directors and Executive Officers of the Company.

        Although not required by Sarbanes-Oxley, five of the Non-Management Directors and six of the Executive Officers have subsequently paid off or refinanced their loans with a third party. As of March 10, 2003 $89,227 remained outstanding to the Non-Management Directors, $169,368 remained outstanding to the Executive Officers and $463,193 remained outstanding to the other officers of the Company under the Stock Purchase Program.

DEFERRED BONUS PLAN

        Eligible employees can elect to defer up to 100% of their bonus under the Incentive Compensation Plan for three, five or ten years. The Company contributes 10% of the amount deferred, which vests after three years. A “phantom” stock account is established for both amounts. Each deferral and Company contribution is reflected by crediting those accounts with the number of shares of the Company’s Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock’s fair market value as of the day when the bonus would otherwise have been paid. The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company’s Common Stock. Shares that could be purchased with the hypothetical dividends are credited to accounts at the same price that shares are purchased for participants under the dividend reinvestment feature of the Company’s DRIP. Payments out of deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Management and Directors Committee.

        Under the Deferred Bonus Plan, Norman Leenhouts deferred $192,000 (100%) of his 2002 bonus and the other Executive Officers collectively deferred approximately $50,000 of their 2002 bonuses.

EXECUTIVE RETENTION PLAN

        The Company’s Executive Retention Plan provides for severance benefits and other compensation to be received by certain employees, including the Executive Officers, in the event of a change of control of the Company and a subsequent termination of their employment without cause or voluntarily with good cause. Under this Plan, the Executive Officers, in the event of a termination covered by the Plan, would receive a lump sum payment equal to two times their current base salary, two times their last paid bonus under the Incentive Compensation Plan plus a “gross-up” amount necessary to pay any excise tax due on the payment. In addition, all accrued or deferred bonuses under the Incentive Compensation Plan would be paid and all stock options granted under the 1994 Stock Benefit Plan and the 2000 Stock Benefit Plan would vest. By its terms, the 2003 Stock Benefit Plan provides that stock options vest and restrictions on restricted stock lapse upon a change of control.

Performance Graph

(A line graph illustrating the information found below was shown here.)

        The following graph compares the cumulative return on the Company’s Common Stock during the five year period ended December 31, 2002 to the cumulative return of the NAREIT All Equity REIT Index and the Standard and Poor’s 500 Index for the same period. The total return assumes that dividends were reinvested quarterly at the same discounted price as provided under the Company’s DRIP and is based on a $100 investment on December 31, 1997. Stockholders should note that past performance does not predict future results.

                  12/31/1997       12/31/1998      12/31/1999       12/31/2000       12/31/2001      12/31/2002
  HME             $100.00              $101.91         $117.51         $129.63           $158.71        $186.07
  NAREIT          $100.00               $82.50          $78.69          $99.43           $113.29        $117.61
  S&P 500         $100.00              $128.58         $155.63         $141.46           $124.65         $97.10

Management and Directors Committee Report on Executive Compensation

        As part of its responsibilities, the Management and Directors Committee recommends to the Board compensation policies applicable to the Company’s Executive Officers and the members of the Board of Directors, as well as broad-based compensation plans for the Company’s other officers and employees generally. The Committee also makes specific annual compensation recommendations to the Board relating to the Company’s Executive Officers. On an ongoing basis, the Committee also considers the structure of the Company’s compensation program as it applies to all employees and, when appropriate, recommends changes to the full Board. The Management and Directors Committee consists only of Non-Management Directors, each of whom has been determined to be an Independent Director by the Board of Directors.

        The Committee believes that the success of the Company is, in large part, attributable to the performance and dedication of its employees and, in particular, to the leadership efforts of its Executive Officers. The Committee continues to believe that it is important to closely align the interests of those executives and other employees with the interests of the Company’s stockholders. In establishing the Company’s compensation program, the Management and Directors Committee’s goal therefore is to: (1) attract and retain highly capable employees; (2) link compensation to the operating and financial performance of the Company; and (3) provide appropriate incentives to motivate employees to maximize the long-term going-concern value of the Company. To achieve these ends, the Company’s executive compensation package consists of three components: base salary, annual incentive compensation in the form of a bonus under the Incentive Compensation Plan, and awards of restricted stock and stock options under the Company’s stock benefit plan. The Committee annually considers the appropriate level and combination of these three components in the Executive Officers’ compensation packages and, among other things, weighs the competitiveness of the Company’s overall compensation arrangements in relation to comparable companies.

        As part of its consideration as to the appropriateness of the Executive Officers’ compensation, the Committee compared information pertaining to base salary, incentive compensation and long-term equity-based compensation for its apartment REIT industry peer group by reviewing 2002 proxy statements. This comparison continued to demonstrate to the Committee that total compensation to the Company’s senior executives was below the peer-group average and in particular that equity-based compensation was well below average levels.

        In addition to peer group comparisons, the Committee considered the status of the Company’s succession plan in determining the compensation levels and component mix for the Company’s senior management team. With the anticipated retirement of Norman and Nelson Leenhouts from their positions as Co-Chief Executive Officers at the end of 2003 and the expected appointment of Edward Pettinella as Chief Executive Officer, the Committee was particularly focused on the continued alignment of senior management’s interests with the best long-term interests of the Company and its stockholders. The Committee has also retained the services of FPL Associates, a compensation consulting firm, to advise it on how to structure the ongoing compensation of its senior executives, including the retirement arrangements and ongoing compensation for the Leenhoutses.

        The Committee expects to make an annual review of total compensation packages for the senior executives and other key officers of the Company.

    Salary.        Based on the above considerations, as well as an assessment of overall corporate performance, including a comparison to peer group performance, and consideration of individual responsibilities and contributions, the Committee recommended to the Board of Directors and the Board approved a 12.5% salary increase to $450,000 for 2003 for each of the two Co-Chief Executive Officers. Mr. Pettinella’s employment agreement provided for a 14.3% increase to $400,000 for 2003, which, it was determined, was consistent with an appraisal of his contribution to the Company. The other Executive Officers received increases averaging 8.4%.

        The Committee conducted a peer group review relating to director compensation on substantially the same basis as the executive review. The only recommended adjustment to the cash component of compensation paid to the Non-Management Directors was an increase from $3,000 to $5,000 in the stipend paid to the four committee chairmen. This was determined to be appropriate in light of the increased responsibilities imposed on the chairmen by Sarbanes-Oxley and their related increased time commitment.

        Incentive Compensation. The Incentive Compensation Plan is designed to motivate employees to maximize the Company’s annual operating and financial performance. It provides for a cash bonus pool to be established based on the Company’s level of performance in terms of Funds from Operations (“FFO”) as compared to its peer group. Historically, the bonus pool had been based on achieving a level of performance set by the Board of Directors during the fourth quarter of the prior year. For 2002, however, it became apparent to the Committee that the expected uncertain economic climate, as well as the wide range of published anticipated performance levels for 2002 for the Company and its peer group, made it undesirable to set a fixed Company performance level for bonus purposes. Rather, the Committee recommended and the Board approved that a bonus pool would be established in the event that the Company’s actual 2002 FFO growth exceeded the actual FFO growth for its peer group. If the Company’s performance exceeded that of its peer group yet its growth rate was negative, the Board of Directors directed the Management and Directors Committee to determine whether and what amount of bonus should be paid in 2002 and to submit its recommendation to the Board for approval.

        The Company’s actual 2002 performance did, in fact, significantly exceed that of its peer group if certain impairment charges relating to the Company’s anticipated sale of virtually all of the assets associated with its interest in various affordable property limited partnership (the “Affordable Assets”) are excluded. Even excluding these charges, however, the Company’s FFO growth was negative, although much less negative than its peer group. The Committee considered the following factors in determining the bonus pool for 2002: (1) the Company’s total return to stockholders for 2002 was 16.6% compared to its peer group average of negative 6.15%; (2) the Company’s FFO for 2002 was $121.7 million ($2.62 per share) including the impairment and other charges and $136.6 million ($3.03 per share) excluding those charges; (3) excluding the charges relating to the sale of the Affordable Assets, the Company’s FFO performance was 12.9% better than the average for its peer group; (4) negative FFO growth in 2002, except for the impairment charges, was largely attributable to economic conditions outside of management’s control; and (5) the sale of the Affordable Assets was determined to be in the best long-term interest of the Company. The Committee decided to establish a bonus pool of eight units for 2002.

        Pursuant to the Company’s bonus plan, a factor is then applied to the salary of each participant to determine their share of the bonus pool. For 2002, the factor applied to Nelson and Norman Leenhouts’ salaries had previously been set at 12%. The factor applied to Edward Pettinella’s salary was fixed in his employment agreement at 11% for 2002. The factor applied to the salaries of the other Executive Officers ranged from 5% to 7%. Payment of the bonus is entirely in the discretion of the Committee. While the sale of the Affordable Assets was determined to be of long-term benefit to the Company, the related impairment charges had negatively impacted short-term results. The Committee therefore decided to limit the bonus (which it considers to be short-term performance-based compensation) to the most senior executives of the Company – Nelson and Norman Leenhouts and Edward Pettinella – to fifty percent of the cash bonus otherwise payable to them for services rendered in 2002. The other Executive Officers of the Company received their full share of the bonus pool.

        The Committee expects to regularly review the Incentive Plan to assure its appropriateness.

        Stock Compensation. The purpose of equity grants is to offer employees an incentive to maximize their efforts to promote the Company’s long-term going-concern value and thereby advance the interests of the Company’s stockholders. To encourage the employees to seek long-term appreciation in the value of the Company’s Common Stock, stock options granted to employees have not been immediately exercisable but vest over five years.

        In 2002, the Management and Directors Committee again reviewed the number of options granted to the Co-Chief Executive Officers and other Executive Officers in light of the other elements of their compensation and their overall equity interest in the Company’s business, including their ownership of Units of limited partnership interest in Home Properties. The Committee determined to encourage officers to acquire additional Common Stock by making option awards under the 2000 Stock Benefit Plan.

        The Management and Directors Committee therefore recommended and the Board of Directors approved the issuance of up to 650,000 additional options to purchase Common Stock to certain officers and employees of the Company at an option price equal to the closing price on the New York Stock Exchange for a share of the Company’s Common Stock on the date of the grant. In August 2002, each of the Named Executives received additional options which vest 20% per year and expire in ten years. Each of the Co-Chief Executive Officers received 50,000 additional options. Pursuant to his employment agreement, Mr. Pettinella received 50,000 options in August, 2002. The other Executive Officers received options grants ranging from 7,500 to 15,000 shares.

        In addition, in February 2003, the Committee recommended and the Board of Directors approved the issuance of 63,950 shares of restricted stock to Executive Officers and key employees under the 2000 Stock Benefit Plan. A review of the granting levels of the Company’s peer group caused the Committee to conclude that existing grants to executives and other key employees of the Company were materially lower than the levels of grant at peer companies. The Committee determined that restricted stock grants to this group of employees should be significantly increased. The Committee also considered that restricted stock grants provide the motivational advantages of stock appreciation and restrictions that do not lapse until five years after the grant. Since recipients of restricted stock begin receiving dividends immediately, they are also motivated to work toward further dividend increases.

        The Co-Chief Executive Officers were each awarded 16,000 shares of restricted stock and Edward Pettinella received 13,000 shares of restricted stock. This increased level of restricted stock grants to the Leenhoutses and Mr. Pettinella also reflected the Committee’s desire to more closely align the senior executives’ compensation to the Company’s long-term performance, particularly as that performance was anticipated to be positively impacted by the sale of the Affordable Assets. The other Executive Officers received an aggregate of 9,300 shares of restricted stock. The restrictions on all of these awards lapse at the end of five years.

        The Committee also further considered the level of stock compensation to its Non-Management Directors. The 2000 Stock Benefit Plan approved by the stockholders provided for grants of 7,000 stock options to each Non-Management Director in each of 2000, 2001 and 2002. The Committee recommended and the full Board approved a similar grant to each of the Non-Management Directors for 2003 subject to stockholder approval of the 2003 Stock Benefit Plan. The 2003 Stock Benefit Plan also includes a proposed issuance of up to 10,000 stock options to each of the Non-Management Directors in 2004. Options to be granted to Non-Management Directors under the 2003 Stock Option Plan do not vest immediately as was the case with options previously granted. Rather, the new options would vest over five years.

        If the 2003 Stock Benefit Plan is approved by the stockholders, the Committee expects to recommend additional periodic awards of stock options to employees under that plan. The Committee expects to recommend periodic awards of stock options and restricted stock to employees under the 2000 Stock Benefit Plan.

        The Committee also recommended and the full Board approved the grant of 300 shares of restricted stock to each of the Non-Management Directors as part of their compensation for 2003. The Company had not previously issued restricted stock to its Non-Management Directors. A review of the Company’s peer group director compensation suggested to the Committee that a restricted stock grant at this level was appropriate. The 2003 Stock Benefit Plan, if approved by the stockholders, provides for a grant of up to 1,000 shares of restricted stock to each of the Non-Management Directors in 2004 and 2005. This increased potential grant level is designed to provide flexibility for future grants.

        Co-Chief Executive Officer Compensation. The Committee considers and develops recommendations to the full Board on matters pertaining to the compensation of Nelson and Norman Leenhouts substantially in conformity with the policies described above for all other Executive Officers of the Company. The Committee meets in executive session to determine compensation levels for all inside directors, including the Co-Chief Executive Officers, for the next year in the context of a review of their performance.

        Section 162(m). As a real estate investment trust, the Company does not pay tax at the corporate level and thus the limit on deductibility under Section 162(m) of the Internal Revenue Code and related regulations do not impact the Company. Nevertheless, it is the Committee’s present intention to use the requirements of Section 162(m) as a guide in its compensation related decisions, except where the best interests of the Company and its stockholders dictate otherwise.

      Submitted by the Management and Directors Committee,

      Clifford W. Smith, Jr., Chairman
      Burton S. August, Sr.
      William Balderston, III

Management and Directors Committee Interlocks and Insider Participation in Compensation Decisions

        During the fiscal year 2002, the Management and Directors Committee was comprised of Burton S. August, Sr., William Balderston, III, and Clifford W. Smith, Jr. Alan Gosule was a member of the Committee from 1996 until January 2002 when he resigned from the Committee in conjunction with the divesting from the State Treasurer of the State of Michigan of its interests in the Company. None of the above individuals has ever been an officer of the Company or any of its subsidiaries.

Report of the Audit Committee

        The Audit Committee of the Board of Directors of the Company is composed of independent directors as required by Sarbanes-Oxley and by the rules of the New York Stock Exchange. It operates under a written charter adopted by the Committee and the Board. Among other matters, the Audit Committee is responsible for the selection of the Company’s independent auditors.

        During 2002, the Committee met four times. The members of the Committee are identified at the end of this report.

        Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

        In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        The independent accountants provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees). The Committee discussed with the independent accountants their independence. All audit and non-audit services provided by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) and the fees paid by the Company with respect to such services have been reviewed and, subsequent to August, 2002, have been pre-approved by the Audit Committee, which has also considered whether the provision of any non-audit services is compatible with maintaining the independent accountants’ independence.

        In August, 2002, the Audit Committee adopted an auditor independence policy that limits the scope of non-audit services to be provided to the Company by its independent auditor to the field of taxation and to accounting interpretations. The Company will comply with the provisions of Sarbanes-Oxley and the related rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services. It is expected that the independent auditors will continue to provide certain accounting, auditing and tax-related services to the Company and its affiliates, including tax advisory services, due diligence services and audit related services.

        The Committee also discussed with the Company’s internal auditors and the independent accountants the scope and plans for their respective audits. The Committee met with the independent accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the quality of the Company’s financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

      Submitted by the Audit Committee,

      Paul L. Smith, Chairman
      Alan L. Gosule
      Leonard F. Helbig, III
      Roger W. Kober

Principal Accountant Fees and Services

        Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers as of or for the years ended December 31, 2002 and 2001, were:

                                                2002                2001
              Audit                            $509,000            $174,000
              Audit Related                      67,000             118,000
              Tax                               109,000             107,000
              Total                            $685,000            $399,000

        The Audit fees for the years ended December 31, 2002 and 2001 were for professional services rendered for the audits of the consolidated financial statements of the Company, issuance of comfort letters, consents, and assistance with review of documents filed with the Securities and Exchange Commission.

        The Audit Related fees as of the years ended December 31, 2002 and 2001 were for assurance and related services related to Securities and Exchange Commission Regulation S-X Rule 3-14 audits performed in connection with property acquisitions.

        Tax fees as of the years ended December 31, 2002 and 2001 were for services related to preparation of tax returns and claims for refund; and tax planning and tax advice.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Management

        The following table sets forth information as of March 10, 2003 regarding the beneficial ownership of shares of Common Stock by: (i) directors, nominees and Named Executives of the Company; and (ii) directors, Nominees and Executive Officers of the Company as a group. The table also includes information relating to the number and percentage of shares of Common Stock and Units beneficially owned by the persons included in (i) and (ii) above (such Units are exchangeable into shares, or cash at the election of the Company). In preparing this table, the Company has relied on information supplied by its officers and directors, and upon information contained in filings with the SEC.

                               Amount of Shares                            Amount of
                                 and Nature of                          Shares/Units and
                                  Beneficial         Percentage of         Nature of
    Name and Address of          Ownership(1)            Shares           Beneficial          Percentage of
      Beneficial Owner                              Outstanding (1)       Ownership(2)       Shares/Units (2)

Norman P. Leenhouts(3)              225,973                *                495,133 (5)           1.75%

Nelson B. Leenhouts(4)              163,728                *                432,640 (5)           1.53%

Edward J. Pettinella(6)             240,004                *                240,004               *

Burton S. August, Sr.(7)             67,111                *                 71,357               *

William Balderston, III(8)           42,095                *                 42,095               *

Alan L. Gosule(9)                    29,561                *                 29,561               *

Leonard F. Helbig, III(10)           58,658                *                 58,658               *

Roger W. Kober(11)                   41,372                *                 41,372               *

Albert H. Small(12)                  21,420                *              1,060,328               3.67%

Clifford W. Smith, Jr.(13)           54,692                *                 54,692               *

Paul L. Smith(14)                    35,075                *                 35,075               *

Amy L. Tait(15)                     146,038                *                159,851               *

David P. Gardner(16)                 63,205                *                 66,711               *

Ann M. McCormick(17)                 63,748                *                 66,050               *

John E. Smith(18)                    15,175                *                 15,175               *

Scott A. Doyle(19)                   21,562                *                 21,562               *

Johanna A. Falk(20)                  35,329                *                 35,329               *

All Executive Officers and
directors as a group (18
persons)                         1,361,018(21)         4.77%(22)          2,961,865               9.63%(23)
__________
*   Less than 1%

(1)	Assumes that all currently exercisable options or options exercisable within 60 days (“Currently Exercisable Options”) issued to the person have been exercised and that restrictions on all restricted stock issued to the person have lapsed. The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that none of the restrictions on restricted stock issued to any other person have lapsed.

(2)	Same assumptions as footnote (1) plus assumes that all Units issued to the person have been exchanged for shares of Common Stock and that for purposes of calculating the percentage the total number of shares assumes that none of the Units issued to any other person have been exchanged for shares of Common Stock.

(3)	Includes 72,279 shares which may be acquired upon the exercise of Currently Exercisable Options 9,702 shares in custodial accounts for the benefit of Mr. Leenhouts’ grandchildren (as to which he disclaims beneficial ownership) and 19,000 shares of restricted stock.

(4)	Includes 79,468 shares which may be acquired upon the exercise of Currently Exercisable Options and 19,000 shares of restricted stock.

(5)	Includes Units owned by Home Leasing and Leenhouts Ventures. Norman Leenhouts and Nelson Leenhouts are each directors, officers and 50% stockholders of Home Leasing and each owns 50% of Leenhouts Ventures. Also includes 50,000 Units owned by the respective spouses of each of Norman and Nelson Leenhouts as to which they disclaim beneficial ownership.

(6)	Includes 125,000 shares which may be acquired upon the exercise of Currently Exercisable Options and 17,000 shares of restricted stock.

(7)	Includes 28,420 shares which may be acquired upon the exercise of Currently Exercisable Options and 9,375 shares held in two trusts of which Mr. August is the lifetime beneficiary. In addition, although not included in this table because the shares are not convertible into Common Stock, Mr. August is the holder of 1,000 shares of the Company’s Series F Cumulative Redeemable Preferred Stock (“Series F Stock”).

(8)	Includes 24,920 shares which may be acquired upon the exercise of Currently Exercisable Options and 300 shares of restricted stock.

(9)	Includes 28,420 shares which may be acquired upon the exercise of Currently Exercisable Options and 300 shares of restricted stock.

(10)	Includes 28,420 shares which may be acquired upon the exercise of Currently Exercisable Options. Mr. Helbig is also the holder of 1,850 shares of the Series F Stock.

(11)	Includes 28,420 shares which may be acquired upon the exercise of Currently Exercisable Options.

(12)	Includes 21,420 shares which may be acquired upon the exercise of Currently Exercisable Options. The Shares/Units owned include 32,072 Units, which represents Mr. Small’s proportionate share of Units owned by Community Realty Company, Inc. and 100,000 Units held by Mr. Small’s spouse as to which he disclaims beneficial ownership.

(13)	Includes 21,420 shares which may be acquired upon the exercise of Currently Exercisable Options. Also includes 1,400 shares owned by Mr. Smith’s spouse as custodian for their minor children and 700 shares held in a trust for the benefit of one of Mr. Smith’s minor children as to which he disclaims beneficial ownership.

(14)	Includes 24,920 shares which may be acquired upon the exercise of Currently Exercisable Options and 300 shares of restricted stock.

(15)	Includes 53,000 shares which may be acquired by Mrs. Tait upon the exercise of Currently Exercisable Options and 300 shares of restricted stock. Also includes 10,751 shares (including 800 shares of restricted stock), 3,800 shares which may be acquired upon the exercise of Currently Exercisable Options and 70 Units owned by Mrs. Tait’s spouse as to which she disclaims beneficial ownership. Mrs. Tait shares voting and dispositive power with respect to 15,000 shares and 2,548 Units with her spouse.

(16)	Includes 21,274 shares which may be acquired upon the exercise of Currently Exercisable Options and 5,000 shares of restricted stock. Mr. Gardner’s shares voting and dispositive power with his spouse with respect to 10,240 shares.

(17)	Includes 24,723 shares which may be acquired upon the exercise of Currently Exercisable Options and 4,500 shares of restricted stock. Mrs. McCormick shares voting and dispositive power with respect to 7,650 shares and 1,737 Units with her spouse.

(18)	Includes 8,800 shares which may be acquired upon exercise of Currently Exercisable Options, 2,600 shares of restricted stock and 281 shares held in Mr. Smith’s account under the Company’s retirement savings plan.

(19)	Includes 11,500 shares which may be acquired upon exercise of Currently Exercisable Options, 2,600 shares of restricted stock and 1,218 shares held in Mr. Doyle’s account under the Company’s retirement savings plan.

(20)	Includes 16,023 shares which may be acquired upon exercise of Currently Exercisable Options, 2,600 shares of restricted stock and 4,717 shares held by Mrs. Falk’s spouse as custodian for their minor children.

(21)	Includes 644,043 shares which may be acquired upon the exercise of Currently Exercisable Options and 76,500 shares of restricted stock.

(22)	Assumes that all Currently Exercisable Options issued to all listed persons have been exercised and that restrictions on all restricted stock issued to such persons have lapsed.

(23)	Same assumptions as footnote (22) plus assumes that all Units issued to all listed persons have been exchanged for shares of Common Stock.

        In addition to the shares owned by the directors and Named Executives as indicated above, those individuals also own stock units issued under the Company’s deferred compensation plans. Upon vesting of these units and/or the expiration of the deferral period, one share of Common Stock will be issued for each stock unit held. As of March 10, 2003, the following stock units were owned by: (i) the Named Executives: Norman Leenhouts, 16,272; Nelson Leenhouts, 7,732; Johanna Falk, 506; David Gardner, 1,968; and Ann McCormick, 1,493; (ii) the Non-Management Directors: Burton August, 2,430; Alan Gosule, 4,303; Leonard Helbig, 4,661; Roger Kober, 3,361; Albert Small, 4,029; Clifford Smith, 4,909; and Paul Smith, 1,419; and (iii) by all Non-Management Directors and Executive Officers as a group, 53,675.

Security Ownership by Beneficial Owners of More than 5% of The Company’s Common Stock

        The following table sets forth information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of December 31, 2002. In preparing this table, the Company has relied on information supplied by certain stockholders and on information contained in filings with the Securities and Exchange Commission.

                                                         Amount and Nature of          Percentage of
                                                         Beneficial Ownership     Outstanding Common Stock
Name and Address of Beneficial Owner

Perkins Wolf McDonnell & Company
53 W. Jackson Blvd., Suite 722
Chicago, IL  60604                                           3,315,900(1)                       12.27%

Public Employee Retirement Savings of Ohio
277 East Town Street
Columbus, OH  43215                                          1,653,489 (2)                       6.11%
(1)	Based on a report on Schedule 13G, filed January 31, 2003, reflecting that Perkins Wolf McDonnell & Company has sole voting and dispositive power with respect to 12,500 shares and shared dispositive and voting power with respect to 3,303,400 shares, including Berger Small Cap Value Fund, which filed a Schedule 13G on March 17, 2003 reflecting shared voting and dispositive power with Perkins, Wolf, McDonnell & Company with respect to 1,800,000 shares.

(2)	Based on a report on Schedule 13G, filed January 17, 2003, reflecting that the Ohio PERS has sole voting and dispositive power with respect to the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s Executive Officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its Executive Officers, directors and greater than 10% beneficial owners were satisfied with the following exceptions: (1) the acquisition of 880 shares of the Company’s Common Stock that are held in the individual retirement account of Leonard F. Helbig was reported on a Form 4 filed subsequent to the due date for such filing; (2) due to a miscalculation of withholding obligations, the number of shares of the Company’s Common Stock acquired by David P. Gardner in connection with an option exercise were under-reported by 175 shares on a timely filed Form 4, which was subsequently amended; (3) the sale of 200 shares of the Company’s Common Stock held in a custodial account directed by Norman Leenhouts for the benefit of one of his grandchildren was reported on an amended Form 4, filed subsequent to the due date for such filing; (4) the acquisition of 275 shares of the Company’s Common Stock by a trust of which Burton August is the lifetime beneficiary was reported on a Form 4 filed subsequent to the due date for such filing; and (5) the issuance of 2,527 shares of the Company’s Common Stock in the aggregate to six of the Company’s executive officers upon settlement of phantom stock units pursuant to the Company’s Deferred Bonus Plan were reported on a Form 4 filed subsequent to the due date for such filing.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Directors and Executive Officers of the Company received loans from the Company for some portion of the purchase price of shares of Common Stock purchased by them in connection with the Stock Purchase Program described above. As of March 10, 2003 approximately $260,000 was outstanding to the Non-Management Directors and Executive Officers pursuant to the Stock Purchase Program.

        Home Leasing, in consideration of a portion of the Units and cash received by it in connection with the formation of the Company, assigned to HP Management certain management contracts between it and certain entities of which it is a general partner. As a general partner of those entities, Home Leasing Corporation (and, indirectly, Norman and Nelson Leenhouts) has an ongoing interest in such management contracts.

        The Company’s corporate headquarters are located in a building that is owned by an entity in which Norman and Nelson Leenhouts indirectly have a 75% interest. Home Properties and the building owner have entered into various leases for approximately 75,000 square feet. The base rent payable by Home Properties under the lease for 2002 was approximately $662,654, which amount will increase to approximately $802,448 for 2003. The lease also requires Home Properties to pay its pro-rata portion of property improvements, real estate taxes and common area maintenance.

        In 1997, in connection with the acquisition of a multi-family property from an entity that was owned indirectly by Nelson and Norman Leenhouts, that entity entered into an agreement with Home Properties providing for a contingent fee based on the performance of the underlying property. Based on the performance of the property, it was determined in 2002 that a payment was due from the prior owner to Home Properties under that agreement in the amount of $307,902, which payment has been made.

        Effective March 1, 2001, Home Properties recapitalized HPRS by contributing to capital approximately $23.7 million of loans due from affiliated partnerships. Simultaneously with the recapitalization, Home Properties increased its effective economic interest from 95% to 99% thereby decreasing the voting interests held by Nelson and Norman Leenhouts from 5% to 1%. As a result of the significant contribution made by Home Properties to HPRS as described above, it was necessary for the Leenhoutses to make a contribution to HPRS to retain their 1% interest. That contribution was made in the form of a Note from each of Nelson and Norman Leenhouts to HPRS in the amount of $102,834 that bears interest at 8% per year .

        Effective as of January 1, 2003, Home Properties purchased the 1% interest in HPRS and HP Management held in the aggregate by Nelson and Norman Leenhouts. The total amount paid by Home Properties for these shares was $9,601.50 to each of the Leenhoutses for their shares in HP Management and $40,352.50 to each of the Leenhoutses for their shares in HPRS. Simultaneously, Nelson and Norman Leenhouts each made a payment to HPRS in the amount of $118,167.50 to pay off all principal and interest due on the notes referenced above.

        Amy L. Tait entered into a one year Consulting Agreement with Home Properties for the period from February 15, 2001 to February 15, 2002. Pursuant to the Agreement, Mrs. Tait agreed during that period to assist Home Properties as a general advisor as well as to assist on special projects as requested by the Company’s Executive Officers or the Board of Directors. In addition, Mrs. Tait agreed not to compete with Home Properties and the Company during the term of the agreement. The compensation paid to Mrs. Tait under the Consulting Agreement was $198,000 in equal monthly payments. In addition, she received a payment in the amount of $127,000 at the time the Consulting Agreement was signed.

        In November, 2001, HP Management and Tait Realty entered into a Property Management Agreement with Midtown Rochester Properties, LLC whereby HP Management and Tait Realty agreed to provide certain management services with respect to a certain commercial property located in Rochester, New York. Amy L. Tait is the principal of Tait Realty. The agreement has a one year term that automatically renews for one year periods unless terminated as provided therein. Pursuant to the Property Management Agreement, the monthly management fee is to be paid 80% to HP Management and 20% to Tait Realty. The monthly management fee is equal to the greater of 4% of gross revenues or $20,000. In 2002, Tait Realty was paid $60,043 under the Property Management Agreement.

        Albert H. Small is a Vice President, Director and 20% shareholder of Community Realty Company (“CRC”), which owns 160,360 limited partnership Units in Home Properties. The Units were issued in connection with the acquisition by Home Properties of multi-family communities in its Mid-Atlantic region that were previously owned by entities that CRC served as general partner.

        At the time of that acquisition, Home Properties also entered into an employment agreement with Douglas Erdman, the President of CRC, to serve as the Company’s Vice President, Regional Leader in Washington, DC. Mr. Erdman left the employment of Home Properties at the end of the term of his employment agreement on June 30, 2002 and thereafter returned to serve as the President of CRC. Home Properties retained the management of certain multifamily properties with respect to which it felt that it would be beneficial to retain Mr. Erdman’s assistance for a one year period. Home Properties therefore agreed to pay CRC $5,833 per month for the twelve months commencing July 1, 2002 in order to reimburse CRC for Mr. Erdman’s time.

        Home Properties also entered into an agreement to assign to CRC all of Home Properties’ interest as manager under certain third party management agreements in consideration for the payment by CRC to Home Properties of the value of those contracts as reflected on Home Properties’ financial statements (approximately $170,000). That payment is to be made on or before July 1, 2003. Unpaid amounts bear interest at six percent per annum.

        Mr. Small is also a general partner and six percent owner of a partnership that owns the office building in which the Company has its Mid-Atlantic regional offices. Home Properties and the building owner have entered into a lease for 6,250 square feet. The base rent payable by Home Properties under the lease for 2002 was $151,000. In addition, the lease also requires Home Properties to pay its pro-rata portion of increases in operating expenses and taxes.

PROPOSAL 2

APPROVAL OF THE COMPANY’S 2003 STOCK BENEFIT PLAN

        In order to provide for appropriate long-term incentive compensation for Company management and other key employees, stockholders are being asked to approve the 2003 Stock Benefit Plan. The 2003 Stock Benefit Plan provides for the issuance of stock options to employees and stock options and restricted stock to Non-Management Directors.

        The Board of Directors has concluded that the adoption of the proposed 2003 Stock Benefit Plan is in the best interests of the Company and its stockholders. The Board of Directors believes that the Company’s long-term success is dependent upon its ability to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the Company. Awards under a long-term incentive plan, such as the proposed 2003 Stock Benefit Plan, assist in the effort to attract and retain such individuals and also provide these individuals with an incentive to maximize their efforts to promote the Company’s long-term going concern value, thus advancing the interests of the Company’s stockholders.

        In connection with its initial public offering, the Company adopted the 1994 Stock Benefit Plan. As of March 10, 2003, options to purchase 1,542,381 shares have been granted to employees and options to purchase 153,654 shares have been granted to Non-Management Directors under the 1994 Stock Benefit Plan. The Board of Directors has determined not to issue any additional awards under this Plan.

        At the annual stockholders meeting in 2000, the stockholders approved the Company’s 2000 Stock Benefit Plan. As of March 10, 2003, options to purchase 2,100,920 shares have been granted to employees and options to purchase 163,760 shares have been granted to Non-Management Directors under the 2000 Stock Benefit Plan. Currently 577,408 shares are available for issuance of restricted stock and non-statutory and incentive stock options to employees and 127,706 shares are available for issuance of non-statutory stock options to employees under this Plan. There are also 36,240 shares available for issuance of stock options and 2,300 shares available for grants of restricted stock to the Non-Management Directors. If the 2003 Stock Benefit Plan is approved by the stockholders, the Board of Directors has determined that no additional grants to the Non-Management Directors will be made under the 2000 Stock Benefit Plan.

        If the stockholders approve the 2003 Stock Benefit Plan: (i) grants of stock options will be made to employees with the remaining 705,114 shares available under the 2000 Stock Benefit Plan (with 127,706 of those shares available only for the issuance of non-statutory options) and/or with shares available under the 2003 Stock Benefit Plan, as determined in the discretion of the Management and Directors Committee; (ii) restricted stock and option awards to the Non-Management Directors will be made under the 2003 Stock Benefit Plan; and (iii) awards of restricted stock to employees will continue to be made under the 2000 Stock Benefit Plan.

        The 2003 Stock Benefit Plan has been proposed because the 2000 Stock Benefit Plan no longer has sufficient authorized shares to accommodate the number of equity grants that the Board of Directors anticipates will be appropriate to make in the following two years to employees and Non-Management Directors. If the stockholders do not approve the 2003 Stock Benefit Plan, the Board anticipates that it would utilize the remaining shares available under the 2000 Stock Benefit Plan to make awards to employees and Non-Management Directors. The Board of Directors might also consider other means of adequately compensating employees and Non-Management Directors, including by additional cash payments and/or other incentive programs.

        A general description of the principal terms of the 2003 Stock Benefit Plan is set forth below. However, the summary does not purport to be a complete description of all its provisions. This description is qualified in its entirety by the terms of the 2003 Stock Benefit Plan, as proposed to be adopted by stockholders. A copy of the 2003 Stock Benefit Plan is attached to this proxy statement as Exhibit A.

General Description

        The Board of Directors adopted the 2003 Stock Benefit Plan subject to the approval of stockholders at their annual meeting. If approved, the Company will reserve an aggregate of 1,450,000 shares of common stock for issuance under the 2003 Stock Benefit Plan. This amount represents approximately 3.1% of the Company’s Outstanding Equity as of March 10, 2003. The maximum number of shares of Common Stock that may be delivered to participants under the 2003 Stock Benefit Plan equals the sum of:

o	1,250,000 shares of Common Stock available for issuance of stock options to employees;

o	175,000 shares of Common Stock available for issuance of stock options to Non-Management Directors; and

o	25,000 shares of restricted stock available for issuance to Non-Management Directors.

Any shares subject to awards granted under the 2003 Stock Benefit Plan which are forfeited, expire or are canceled prior to exercise or vesting (in the case of restricted stock) are available for future grant under the 2003 Stock Benefit Plan.

The shares to be available under the 2003 Stock Benefit Plan together with the shares available for issuance under the Existing Plans are expected to provide sufficient shares for two years of grants.

Purpose

        The purpose of the 2003 Stock Benefit Plan is to provide the Company’s employees and Non-Management Directors (the “Participants”) selected by the Management and Directors Committee (the “Committee”) with increased motivation and incentive to exert their best efforts to enhance the long-term value of the Company by enlarging their personal stake in its success. Furthermore, the stock-based awards granted under the 2003 Stock Benefit Plan are intended to further align the interests of the Participants with the interests of the Company’s stockholders by motivating the Participants to achieve long-range goals.

Administration

        The 2003 Stock Benefit Plan will be administered by the Committee. The Committee will be comprised solely of three or more directors who are “independent” as defined by the New York Stock Exchange, are “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”),and are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

        The 2003 Stock Benefit Plan authorizes the Committee to select those Participants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of Common Stock or other consideration to be covered by each award, to determine the terms and conditions of awards, to amend the terms of outstanding awards, and to take any other action consistent with the terms of the 2003 Stock Benefit Plan as deemed necessary or expedient to promote the best interests of the Company.

Eligibility

        Awards may be granted to employees of the Company and Non-Management Directors. Currently, approximately 520 employees hold stock option awards under the existing stock benefit plans of the Company and would be eligible to receive awards under the 2003 Stock Benefit Plan. All nine of the current Non-Management Directors hold stock options under the Company’s existing stock benefit plans and would be eligible to receive awards under the 2003 Stock Benefit Plan.

Limitation

        A Participant under the 2003 Stock Benefit Plan may not receive more than 200,000 shares underlying options in any calendar year. In addition, the aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year may not exceed $100,000.

Terms and Conditions of Awards

        The Committee is authorized to make any type of award to a Participant that is consistent with the provisions of the 2003 Stock Benefit Plan. Awards to employees are limited to stock options. Awards to Non-Management Directors are limited to stock options and restricted stock and the number of awards are further limited as follows:

·	an option to purchase 7,000 shares of Common Stock and up to 10,000 shares of Common Stock in each of calendar years 2003 and 2004 respectively, such options to be granted immediately following the annual meetings of stockholders; and

·	up to 1,000 shares of restricted stock in each of 2004 and 2005 to be issued on the first dividend payment date with respect to the Common Stock to occur in 2004 and 2005.

Subject to the terms of 2003 Stock Benefit Plan, the Committee determines the provisions, terms and conditions of each award.

        The Committee may grant awards subject to vesting schedules or restrictions and contingencies in the Company’s favor provided that: (i) the vesting schedule for stock options issued to employees shall not be any shorter than 33.34 percent per year; (ii) the vesting schedule for options to be issued to Non-Management Directors shall be 20 percent per year; and (iii) the restrictions on restricted stock granted to Non-Management Directors shall not lapse fewer than 3 years after the date of grant. Awards may be subject to acceleration such that they become fully vested, exercisable and released from any restrictions or contingencies upon the occurrence of a change of control (as defined in the 2003 Stock Benefit Plan), death and total disability. Upon retirement, however, options held by any Participant continue according to their original vesting schedule.

        Each option granted under the 2003 Stock Benefit Plan will be designated as either an incentive stock option or a non-statutory stock option. No option right may be granted with a term of more than 10 years from the date of grant.

Additional Restrictions on Executive Officers and Directors

        The Executive Officers and the Non-Management Directors are subject to additional restrictions under the 2003 Stock Benefit Plan. Executive Officers may only sell that number of shares in connection with a stock option exercise as is necessary to pay the exercise price and related commissions as well as to satisfy tax withholding requirements. They must also retain the equivalent number of shares received in an option exercise for no less than one year following the exercise. Non-Management Directors may only sell that number of shares in connection with a stock option exercise as is necessary to pay the exercise price and any related income tax but not to exceed 35% of the gain. Non-Management Directors are subject to the same one year holding requirement as the Executive Officers.

Exercise Price

        The 2003 Stock Benefit Plan authorizes the Committee to grant options at an exercise price of not less than 100% of the fair market value of the shares on the date of grant. The exercise price is generally payable in cash, check, surrender of pre-owned shares of common stock that have been held for more than six months, broker-dealer exercise and sale, or by such other means determined by the Committee.

Option Repricing Prohibited

        The exercise price for any outstanding option may not be decreased after the date of grant, nor may any outstanding option be surrendered as consideration for the grant of a new option with a lower exercise price.

Transferability of Awards

        An option shall be exercisable during the Participant’s lifetime only by the Participant, his or her guardian or legal representative or by such other means as the Committee may approve subject to applicable securities laws. Generally, awards may not be transferred other than by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization

        The number and types of shares covered by outstanding awards, the number of shares authorized for issuance under the 2003 Stock Benefit Plan, the exercise price of each outstanding award, the maximum number and types of shares that may be granted to any Participant in a fiscal year, and the like may be adjusted by the Committee in the event of any stock dividend, stock split, merger, consolidation, reorganization, recapitalization, spin-off or similar transaction, or any other change in corporate structure affecting shares.

Change of Control

        In the event of a change of control as defined in the 2003 Stock Benefit Plan, outstanding awards will be subject to accelerated vesting and exercisability as described above under the section entitled “Terms and Conditions of Awards”.

Amendment or Termination.

        The Board of Directors may amend or terminate the 2003 Stock Benefit Plan at any time, subject to stockholder approval in certain circumstances described in the 2003 Stock Benefit Plan. Generally, material amendments to the plan require stockholder approval. No amendment or termination of the 2003 Stock Benefit Plan may adversely affect outstanding awards unless consented to by the Participant in writing.

Term of Plan

        The Plan shall remain in effect until the later of: (a) last expiration date of any option awarded under the Plan; and (b) the last vesting date of any restricted stock awarded under the Plan.

Expensing of Stock Options

        Stock options issued under the 2003 Stock Benefit Plan will be accounted for utilizing the fair value method.

Certain Federal Tax Consequence

        The grant of stock options under the 2003 Stock Benefit Plan normally will not result in any federal income tax consequences to the grantee or to the Company.

        Upon exercise of a non-statutory stock option the grantee recognizes ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any gain or loss on the grantee’s subsequent disposition of the shares will receive capital gain or loss treatment.

        In the case of an incentive option, the grantee recognizes no federal taxable income upon exercising the option (subject to the alternative minimum tax rules discussed below), except that if the incentive option, if exercisable, is exercised more than three months (one year in the case of death or disability) after termination of employment, the tax treatment described above for non-statutory options will apply. In the event of a disposition of stock acquired upon exercise of an incentive option, the tax consequences depend upon how long the grantee has held the shares. If the grantee does not dispose of the shares within two years after the incentive option was granted, or within one year after exercise, the grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Failure to satisfy either of the above holding periods results in ordinary compensation income in the year of disposition (a “disqualifying disposition”) equal to the lesser of: (i) the difference between the amount realized on the disposition and the exercise price; or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain to the grantee in excess of the amount taxed as ordinary income will be treated as capital gain. The difference between the fair market value of the shares at exercise and the exercise price is classified as an item of adjustment in the year of exercise of an incentive option for purposes of the grantee’s alternative minimum tax. This treatment will not apply if there is a disqualifying disposition in the same calendar year in which the incentive stock options are exercised.

        Grantees of restricted stock will recognize no income at the time of grant. On the date that the restrictions lapse, the recipient will recognize ordinary compensation income on the difference between the amount paid for such stock (normally zero) and the fair market value of these shares on that date. Any gain or loss on the recipient’s later disposition of the shares will receive capital gain or loss treatment.

        Recipients of restricted stock may, within 30 days after issuance, make a “Section 83(b) election” to recognize as ordinary compensation income in the year that restricted stock is received the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If that election is made, the recipient recognizes no further compensation income upon the lapse of restrictions and any subsequent disposition will give rise to capital gain or loss based on the difference between the compensation income recognized under the election and the sale proceeds.

        Compensation income recognized by an employee in the various situations discussed above may be subject to withholding for federal income and employment tax purposes.

        Capital gain or loss is treated as long-term or short-term depending on whether the shares are held for more than one year following exercise (one year following lapse of the restrictions in the case of restricted stock). Capital gain income is not subject to tax withholding.

        The foregoing is only a summary of the federal income tax consequences of 2003 Stock Benefit Plan transactions and is based upon federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Internal Revenue Code. This summary does not purport to be complete, and does not discuss the tax laws of any municipality, state or foreign country to which the grantee may be subject.

New Plan Benefits

        The following table sets forth information relating to grants to be made under the 2003 Stock Benefit Plan pursuant to the specific provisions of that Plan. Additional awards may be made from time to time under the 2003 Stock Benefit Plan to Non-Management Directors, Named Executives and other employees at the discretion of the Committee.

                                                                                            Number of Shares Subject
                                                                                             to Options/Restricted
                                                                                                  Stock Awards
Name and Position                                                  Dollar Value ($)

Norman P. Leenhouts                                                          $0                          (1)
   Chairman and Co-Chief Executive Officer
Nelson B. Leenhouts                                                          $0                          (1)
   President and Co-Chief Executive Officer
Edward J. Pettinella                                                         $0                          (1)
   Executive Vice President
David P. Gardner                                                             $0                          (1)
   Senior Vice President and Chief Financial Officer
Ann M. McCormick                                                             $0                          (1)
  Senior Vice President, General Counsel and Secretary
John E. Smith                                                                $0                          (1)
   Senior Vice President
Scott A. Doyle                                                               $0                          (1)
   Senior Vice President
Johanna A. Falk                                                              $0                          (1)
   Senior Vice President
Named Executives Group                                                       $0                          (1)

Non-Management Directors as a Group                                          (2)                    175,000/25,000

Non-Named Executives Employees as a Group                                    $0                          (1)

(1)     The number of shares issuable pursuant to the 2003 Stock Benefit Plan to employees, including the employee directors and the other Executive Officers, is 1,250,000. The Plan is to be administered by the Committee, which will determine the persons to be granted options under the Plan and the number of options to be issued. The exercise price may not be less than 100% of the fair market value of the Company’s Common Stock on the date of the grant. As of March 10, 2003, no stock option awards have been made under the 2003 Stock Option Plan. The 2003 Stock Benefit Plan does not provide for the grant of restricted stock to employees.

(2)     The 2003 Stock Benefit Plan provides that each of the Non-Management Directors will be granted options to purchase 7,000 shares of the Company’s Common Stock immediately following the annual meeting of stockholders in 2003 and options to purchase up to 10,000 shares of the Company’s Common Stock immediately following the annual meeting of stockholders in 2004. The options are to have an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grants. The 2003 Stock Benefit Plan also provides for the grant of up to 1,000 shares of restricted stock to each of the Non-Management Directors in 2004 and 2005. There are currently nine Non-Management Directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 2003 STOCK BENEFIT PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed and the Board of Directors has ratified the appointment of the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company’s independent auditors since its commencement of operations and is considered by the Audit Committee, the Board of Directors and management of the Company to be well qualified. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2003 FISCAL YEAR.

ADDITIONAL INFORMATION

Solicitation of Proxies

        The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. The Company is paying Mellon Investor Services a fee of $7,500 plus expenses to help with the solicitation. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

        A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2004 annual meeting of stockholders must be received by the Company by the close of business on December 2, 2003. Any proposal received after February 15, 2004 will not, under the rules of the Securities and Exchange Commission, be considered timely for presentation at the 2004 annual meeting. Such a proposal must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the proxy statement and form of proxy, and the proponent or a representative of the proponent must attend the Annual Meeting to present the proposal.

Incorporation by Reference

        The Company’s financial statements for the years ended December 31, 2002 and 2001, the supplemental financial information and management’s discussion and analysis of financial condition and results of operations contained in the Company’s Annual Report on Form 10-K [(File No. 1-13136)] filed with the Securities and Exchange Commission are incorporated herein by reference. Copies of the Form 10-K may be obtained without charge from Yvonne Wheeler, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604. A copy of the Form 10-K is also available through the Company’s Web site at www.homeproperties.com or from the Securities and Exchange Commission at its Web site at sec.gov.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE VOTE BY INTERNET, TELEPHONE OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

EXHIBIT A

HOME PROPERTIES OF NEW YORK, INC.

2003 STOCK BENEFIT PLAN

1.	PURPOSES OF THE PLAN

                  The purposes of this 2003 Stock Benefit Plan (the “Plan”) are to enable Home Properties of New York, Inc. (the “Company”) and its Subsidiaries to attract and retain the services of individuals who are important to the future success of the Company, including key employees, as well as members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts to enhance the long term value of the Company by enlarging their personal stake in its success.

2.	GENERAL PROVISIONS

2.1 Definitions

As used in the Plan:

(a)	“Award” means a grant of a Stock Option or Restricted Stock.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

(d)	“Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

(e)	“Change of Control” means:

(i) The acquisition by any Person within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either: (y) the Outstanding Company Equity, or (z) Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or Home Properties of New York, L.P., (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person controlled by the Company, or (D) the acquisition by any Person pursuant to a transaction which complies with clauses (y) and (z) of subparagraph (iii) below; or

(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to May 6, 2003 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, provided, however, any individual whose initial assumption of office occurs as a result of an acquisition of any equity interest in the Company or an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board shall not be deemed a member of the Incumbent Board; or

(iii) consummation of a Business Combination, in each case, unless: (y) following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Equity and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or other equity and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Equity and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock or other equity of the entity or similar voting control of the entity resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination, or (z) prior to such Business Combination, the Incumbent Board determines in good faith and in the reasonable exercise of its discretion, by the affirmative vote of at least two-thirds of its members, that the Business Combination is not a transaction which was intended to be a “Change of Control” for purposes of this Plan; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or by the partners of Home Properties of New York, L.P. of a complete liquidation of Home Properties of New York, L.P., provided that such liquidation or dissolution is not abandoned by the Board of Directors.

(f)	“Code” means the Internal Revenue Code of 1986, including any and all amendments thereto.

(g)	“Committee” means the committee appointed by the Board of Directors from time to time to administer the Plan pursuant to Section 2.2. Until changed by the Board of Directors, the Committee shall be the Management and Directors Committee of the Board of Directors.

(h)	“Common Stock” means the Company’s Common Stock, $.01 par value.

(i)	“Company” means Home Properties of New York, Inc. and any of its predecessors, subsidiaries or successors.

(j)	“Eligible Director” means a member of the Company’s Board of Directors who is not otherwise an employee of the Company or any Subsidiary.

(k)	Director’s Option” means an option grant made to an Eligible Director pursuant to Section 4.2.

(l)	“Exchange Act” means the Exchange Act of 1934, including any and all amendments thereto.

(m)	“Executive Officer” means each officer of the Company who is subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934.

(n)	“Exercise Date” means the date that the notice of exercise and payment are received by the office of the Corporate Secretary of the Company or its designee as to the number of shares as to which the option is then being exercised.

(o)	“Fair Market Value” means, with respect to a specific date, (a) if the Common Stock is listed or admitted to trading on any securities exchange or the NASDAQ - National Market System, the closing price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, or (b) if the Common Stock is not listed or admitted to trading on any securities exchange or the NASDAQ - National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Committee, or if no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Committee, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the Fair Market Value of the Common Stock shall be determined by the Committee acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

(p)	“Good Cause” means that a Participant’s employment by the Company has been terminated by written notice because: (i) of his or her conviction of a felony for a crime involving an act of fraud or dishonesty, (ii) of intentional acts or omissions on such Participant’s part causing material injury to the property or business of the Company, or (iii) such Participant shall have breached any material term of any employment agreement in place between such Participant and the Company and shall have failed to correct such breach within any grace period provided for in such agreement. “Good cause” for termination shall not include bad judgment or any act or omission reasonably believed by such Participant, in good faith, to have been in, or not opposed to, the best interests of the Company.

(q)	“Incentive Stock Option” means an option granted under the Plan that is intended to qualify as an incentive stock option under Section 422 of the Code.

(r)	“Incumbent Board” means the individuals who, as of May 6, 2003, constitute the Board of Directors.

(s)	“Non-Qualified Stock Option” means an option granted under the Plan that is not an Incentive Stock Option.

(t)	“Outstanding Company Equity” means either the then outstanding shares of Common Stock of the Company or interests in Home Properties of New York, L.P.

(u)	“Outstanding Company Voting Securities” means the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors.

(v)	“Participant” means a person to whom an Award has been granted under the Plan.

(w)	“Person” means any individual, entity or group.

(x)	“Restricted Stock” means shares of Common Stock awarded to an Eligible Director subject to such conditions on vesting, transferability and other restrictions as are provided in Sections 5.1 and 5.2 of this Plan or as otherwise established by the Committee.

(y)	“Retirement” means with respect to an employee Participant a retirement pursuant to the Company’s policies and with respect to an Eligible Director means: (i) mandatory retirement pursuant to Board policy; or (ii) termination of services by deciding not to stand to re-election.

(z)	“Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time, or any successor rule.

(aa)	“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under the Plan.

(bb)	“Subsidiary” means Home Properties of New York, L.P., Home Properties Management, Inc., Home Properties Resident Services, Inc., any partnership of which the Company is general partner and holder of a majority of interests or any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Stock Option, each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total voting power of all classes of stock in one of the other corporations in such chain.

(cc)	“Total Disability” means permanent mental or physical disability as determined by the Committee.

2.2 Administration of the Plan

(a)	The Plan shall be administered by the Committee appointed by the Board of Directors which shall at all times consist of three(3) or more persons, each of whom shall be members of the Board of Directors and shall qualify as an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual, as amended from time to time and any successor thereto, as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine.

(b)	The Committee shall have the full power, subject to and within the limits of the Plan, to: (i) interpret and administer the Plan, and any Awards made under it; (ii) make and interpret rules and regulations for the administration of the Plan and to make changes in and revoke such rules and regulations (and in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of any Award in a manner and to the extent it shall deem necessary to make the Plan fully effective); (iii) determine those persons to whom Awards shall be granted and the number of Awards and the nature of the Awards to be granted to any person subject to any limitations imposed by applicable law or regulations or resolutions of the Board of Directors of the Company; (iv) determine the terms of Awards granted under the Plan, consistent with the provisions of the Plan; and (v) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company. The interpretation and construction by the Committee of any provisions of the Plan or of any Award shall be final, binding and conclusive.

(c)	The Committee may act only by a majority of its members then in office; however, the Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(d)	No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

2.3 Effective Date

The Plan has been adopted by the Board of Directors and shall be effective upon approval by the Company’s stockholders.

2.4 Duration

The Plan shall remain in effect until the later of: (a) last expiration date of any Stock Option awarded under the Plan and (b) the last vesting date of any Restricted Stock Award under the Plan.

2.5 Shares Subject to the Plan

The maximum number of shares of Common Stock which may be subject to Awards granted under the Plan shall be 1,450,000, which shall be available for issuance as follows:

              Stock Options to employees                     1,250,000
              Director Options to Eligible Directors           175,000
              Restricted Stock to Eligible Directors            25,000
The Awards shall be subject to adjustment in accordance with Section 6.1, and shares to be issued upon exercise of Awards may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose. If an Award or portion thereof shall expire or is terminated, cancelled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock which were subject to such Award or portion thereof shall be available for future grants of Awards under the Plan.

2.6 Amendments

The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors. This Plan may be amended only with the approval of the holders of a majority of the shares of Common Stock eligible to vote. Notwithstanding the prior sentence, the Board of Directors may from time to time make amendments to the Plan without shareholder consent if such amendments are made to: (i) reflect a change that is of an immaterial nature or to cure any ambiguity; (ii) comply with Section 422 of the Code with respect to Incentive Stock Options, Rule 16b-3 and the rules of the New York Stock Exchange or any successor or replacement provisions and any regulations issued thereunder; and (iii) to satisfy any requests, conditions or guidelines contained in any order, direction, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

Except as otherwise provided herein, termination or amendment of the Plan shall not, without the consent of a Participant, affect such Participant’s rights under any Award previously granted to such Participant.

Subject to the restrictions contained in Section 3.2 of this Plan, the Committee may also amend or modify the grant of any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended.

2.7 Participants and Grants

Stock Options, other than Director’s Options, may be granted by the Committee to those employees of the Company who the Committee determines have the capacity to make a substantial contribution to the success of the Company with the intention that Awards will be granted to a broad base of the Company’s employees. The Committee may grant Stock Options, other than Director’s Options, to purchase such number of shares of Common Stock (subject to the limitations of Section 2.5) as the Committee may, in its sole discretion, determine. In granting Stock Options, other than Director’s Options, under the Plan, the Committee, on an individual basis, may vary the number of Incentive Stock Options or Non-Qualified Stock Options as between Participants and may grant Incentive Stock Options and/or Non-Qualified Stock Options to a Participant in such amounts as the Committee may determine in its sole discretion. Notwithstanding the foregoing, the maximum number of shares of Common Stock covered by all Awards granted in any calendar year to any Participant may not exceed 200,000 shares.

3.	STOCK OPTIONS

3.1 General

All Stock Options granted under the Plan shall be evidenced by written agreements executed by the Company and the Participant to whom granted, which agreement shall state the number of shares of Common Stock which may be purchased upon the exercise thereof and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine, or, in the case of Incentive Stock Options, as may be required by Section 422 of the Code, or any other applicable law.

3.2 Price

Subject to the provisions of Sections 3.6(d) and 6.1, the exercise price per share of Common Stock subject to a Stock Option shall, in no case, be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted. Notwithstanding anything to the contrary herein, the exercise price per share of Common Stock subject to a Stock Option may not be reduced after the Stock Option is granted. No outstanding Stock Option may be surrendered as consideration for the grant of a new Stock Option with a lower exercise price.

3.3 Period

Subject to the provisions of Section 3.6(d) the duration or term of each Stock Option granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

3.4 Exercise

Stock Options shall be exercisable at such time or times as the Committee shall specify when granting the Stock Option, except that the vesting schedule for any Stock Options shall not be any shorter than 33.34 percent of such Stock Option on each of the first three (3) anniversaries of the date of grant. Once exercisable, a Stock Option shall be exercisable, in whole or in part, until the expiration or termination of its terms by giving a written notice of exercise, signed by the Person exercising the Stock Option, to the Secretary of the Company at the principal office of the Company or to such other Person and address as specified by the corporate Secretary specifying the number of shares of Common Stock as to which the Stock Option is then being exercised together with payment of the full exercise price for the number of shares being purchased. The date both such notice and payment are received by the office of the corporate Secretary of the Company or the corporate Secretary’s designee shall be the date of exercise of the Stock Option as to such number of shares. Notwithstanding any provision to the contrary, no Stock Option may at any time be exercised with respect to a fractional share.

3.5 Payment of Exercise Price

The exercise price for shares of Common Stock as to which a Stock Option other than a Director’s Option has been exercised and any amount required to be withheld, as contemplated by Section 6.3, may be paid:

(a) in cash, or by check, bank draft or money order payable in United States dollars to the order of the Company; or

(b) by the delivery by the Participant to the Company of whole shares of Common Stock already owned by the Participant for at least six months having an aggregate Fair Market Value on the Business Day prior to the Exercise Date equal to the aggregate of the exercise price of Common Stock as to which the Stock Option is then being exercised; or

(c) so long as not prohibited by law, by delivery by the Participant of a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount necessary to pay the exercise price, and, if requested, any applicable withholding taxes and commissions; or

(d) by any combination of (a), (b) or (c) above.

The Committee may, in its discretion, impose limitations, conditions and prohibitions on the use by a Participant of shares of Common Stock to pay the exercise price payable by such Participant upon the exercise of a Stock Option.

To facilitate the payment alternative described in paragraph (c) above, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. In all events, no shares of Common Stock shall be delivered by the Company until full payment therefore has been made.

3.6 Special Rules for Incentive Stock Options

Notwithstanding any other provision of the Plan, the following provisions shall apply to Incentive Stock Options granted under the Plan:

(a) Incentive Stock Options shall only be granted to Participants who are employees of the Company or its Subsidiaries.

(b) To the extent that the aggregate Fair Market Value of Common Stock, with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and any other Plan of the Company or a Subsidiary, exceeds $100,000 (determined by using the Fair Market Value as of the grant date), such Stock Options shall be treated as Non-Qualified Stock Options.

(c) Any Participant who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by sale or exchange either within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or within one (1) year of the acquisition of such shares, shall promptly notify the Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the exercise price per share paid upon exercise and the date of disposition.

(d) No Incentive Stock Option shall be granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, unless the purchase price of the shares of Common Stock purchasable upon exercise of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value (at the time the Incentive Stock Option is granted) of the Common Stock and the Incentive Stock Option is not exercisable more than five (5) years from the date it is granted.

3.7 Termination of Employment

(a) In the event a Participant’s employment by, or relationship with, the Company shall terminate for any reason other than those reasons specified in Sections 3.7(b), (c),(d) or (e) hereof while such Participant holds Stock Options granted under the Plan, then all rights of any kind under any outstanding Stock Option held by such Participant which shall not have previously lapsed or terminated shall expire immediately. If a Participant’s employment by the Company shall terminate but the Participant remains or becomes an Eligible Director then the Participant’s relationship with the Company shall be deemed to have continued and notwithstanding anything to the contrary contained herein, all rights under any outstanding Stock Option held by such Participant which shall not have previously lapsed or terminated shall continue in full force and effect as granted except as required by the Code.

(b) If a Participant’s employment by, or relationship with, the Company or its Subsidiaries shall terminate as a result of such Participant’s Total Disability, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of one (1) year after termination unless such Stock Option expires earlier by its terms.

(c) In the event of the death of a Participant, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of death) by the executor or administrator of the Participant’s estate or by the person or persons to whom the deceased Participant’s rights thereunder shall have passed by will or by the laws of descent or distribution, and shall remain so exercisable for a period of one (1) year after such Participant’s death unless such Stock Option expires earlier by its terms.

(d) If a Participant’s employment by the Company shall terminate by reason of such Participant’s Retirement, each Stock Option held by such Participant at the date of termination (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of one (1) year after termination, unless the Stock Option expires earlier by its terms. Notwithstanding the above, if a Participant as described in the preceding sentence is an Executive Officer of the Company at the time of his or her retirement, then each Stock Option held by such Participant at the date of termination (which has not previously lapsed or terminated) shall continue to be exercisable at such time or times as the Committee shall have specified when granting the Stock Option, except as required by the Code.

(e) In the event the Company terminates the employment of a Participant for any reason except “good cause” (hereafter defined) and except upon such Participant’s death, Total Disability or Retirement, each Stock Option, which has been held by such Participant for more than six (6) months prior to such termination, shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable as to that extent at the time of such termination) and shall remain exercisable for a period of one (1) year after such termination unless such Stock Option expires earlier by its terms.

3.8 Effect of Leaves of Absence

It shall not be considered a termination of employment when a Participant is on military or sick leave or such other type of leave of absence which is considered by the Committee as a continuing of the employment relationship of the Participant with the Company or any of its Subsidiaries.

3.9 Additional Restrictions on Executive Officers

By accepting a grant of a Stock Option issued pursuant to this Plan, each Executive Officer shall be deemed to have agreed that not notwithstanding anything to the contrary in this Plan: (a) such Executive Officer will not exercise such Stock Option or any part thereof in such a manner that such Executive Officer will realize an immediate cash payment in connection with such exercise except that such Executive Officer may direct that the number of shares of Common Stock as to which the Stock Option is then being exercised may be sold to pay the exercise price and any related withholding taxes to the Company as well as to pay a related commission to a third party on such Executive Officer’s behalf ; and (b) such Executive Officer shall retain for a period of no less than one calendar year following the exercise of the Stock Option or any part thereof beneficial ownership of no less than the same number of shares of the Company’s Common Stock as was received by such Executive Officer upon the exercise of that Stock Option or any part thereof. The Committee may waive the requirements of this Section 3.9 with respect to any Executive Officer if they determine such waiver to be appropriate in their sole discretion.

4.	DIRECTOR’S OPTIONS

4.1 General

Each Director’s Option granted under the Plan shall be evidenced by an agreement duly executed on behalf of the Company and by the Eligible Director to whom such Director’s Option is granted and dated as of the applicable date of grant. Each agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Committee using manual signature. Each agreement shall comply with and be subject to the terms and conditions of the Plan. Any agreement may contain such other terms, provisions and conditions not inconsistent with the Plan or this Section 4 as may be determined by the Committee. All Director’s Options granted under the Plan shall be Non-Qualified Stock Options.

4.2 Director’s Options

Subject to the limitation in Section 4.1, an option to purchase the following number of shares of Common Stock (as adjusted pursuant to Section 6.1 shall be granted in each of the following years immediately following the annual meeting the Company’s shareholders, to each member of the Company’s Board of Directors who is an Eligible Director at such time immediately following such annual meeting.

(a) 2003 — 7,000 shares (b) 2004 — up to 10,000 shares

For the year 2004, the Committee shall determine the number of Director’s Options to be granted to each of the Eligible Directors (not to exceed 10,000 shares for each year) based on an analysis of the amount and type of compensation paid to the members of the boards of directors of the Company’s peer group, as well as other factors as may reasonably be considered by the Committee.

4.3 Director’s Option Exercise Price

The exercise price per share for a Director’s Option shall be the Fair Market Value on the date of grant. Notwithstanding anything to the contrary herein, the exercise price per share of Common Stock subject to a Director’s Option may not be reduced after the Director’s Option is granted. No outstanding Director’s Option may be surrendered as consideration for the grant of a new Director’s Option with a lower exercise price.

4.4 Exercise

Director’s Options shall be exercisable twenty (20) percent per year on each of the first five (5) anniversaries of the grant date. Once exercisable, a Director’s Option shall be exercisable in whole or in part, until the expiration or termination of its term in accordance with Section 4.6 by giving written notice of exercise, signed by the Person exercising the Director’s Option, to the Secretary of the Company at the principal office of the Company or to such other Person or entity as specified by the corporate Secretary specifying the number of shares of Common Stock as to which the Director’s Option is then being exercised together with payment of the full exercise price for the number of shares of Common Stock to be purchased. The date both such notice and payment are received by the office of the corporate Secretary of the Company or the corporate Secretary’s designee shall be the date of exercise of the Director’s Option as to such number of shares. Notwithstanding any provision to the contrary, no Director’s Option may at any time be exercised with respect to a fractional share.

4.5 Payment of Exercise Price

The exercise price may be paid:

(a) in cash, or by check, bank draft or money order payable in United States dollars to the order of the Company; or

(b) by the delivery by the Director to the Company of whole shares of Common Stock already owned by the Eligible Director for at least six months having an aggregate Fair Market Value on the Business Day prior to the Exercise Date equal to the aggregate exercise price of the Common Stock as to which the Stock Option is then being exercised; or

(c) so long as not prohibited by law, by delivery by the Eligible Director of a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount necessary to pay the exercise price and, if requested, any applicable commission; or

(d) by any combination of (a), (b) or (c) above.

To facilitate the payment alternative described in paragraph (c) above, the Company may enter into an agreement for coordinated procedures with one or more brokerage firms. In all events, no shares of Common Stock shall be delivered by the Company until full payment therefore has been made.

4.6 Term of Director’s Options

Each Director’s Option shall expire ten (10) years from its date of grant, but shall be subject to earlier termination as follows:

(a) In the event of the termination of a Director’s Option holder’s service as a member of the Board of Directors, by reason of his or her removal as a member of the Board of Directors (by the shareholders, the Board of Directors or otherwise), the then-outstanding Director’s Options of such holder (whether or not then exercisable) shall automatically expire on (and may not be exercised on) the effective date of such termination.

(b) In the event of the termination of a Director’s Option holder’s service as a member of the Board of Directors by reason of Total Disability, the then-outstanding Director’s Options of such holder shall become exercisable, to the full extent of the number of shares of Common Stock remaining covered by such Director’s Options, regardless of whether such Director’s Options were previously exercisable, and each such Director’s Option shall expire one (1) year after the date of such termination or on the stated expiration date, whichever is earlier.

(c) In the event of the death of a Director’s Option holder while such holder is a member of the Board of Directors, the then-outstanding Director’s Options of such holder shall become exercisable, to the full extent of the number of shares of Common Stock remaining covered by such Director’s Options, regardless of whether such Director’s Options were previously exercisable, and each such Director’s Option shall expire one (1) year after the date of death of such optionee or on the stated grant expiration date, whichever is earlier.

Exercise of a deceased holder’s Director’s Options that are still exercisable shall be by the estate of such holder or by the person or persons to whom the holder’s rights have passed by will or the laws of descent and distribution.

(d) In the event of the termination of a Director’s Option holder’s, services as a member of the Board of Directors by reason of Retirement, the then outstanding Directors Options of such holder (which shall not have previously lapsed or terminated) shall continue to be exercisable at such time or times as shall have been specified when the Director’s Option was granted.

(e) In the event of the termination of a Director’s Option holder’s service as a member of the Board of Directors for any reason other than as described in Sections 4.6(a)-(d), including without limitation, expiration of the director’s term in office (without renomination or reelection) or by resignation, the then outstanding Director’s Options of such holder shall become exercisable, to the full extent of the number of shares of Common Stock remaining covered by such Director’s Options, regardless of whether such Director’s Options were previously exercisable, and each such Director’s Option shall expire one (1) year after the effective date of such termination.

4.7 Limitation of Rights

Neither the recipient of a Director’s Option under the Plan nor the recipient’s successor or successors in interest shall have any rights as a shareholder of the Company with respect to any shares of Common Stock subject to a Director’s Option granted to such person until the date of issuance of a stock certificate for such shares of Common Stock.

4.8 Limitation as to Directorship

Neither the Plan, nor the granting of a Director’s Option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a member of the Board of Directors for any period of time or at any particular rate of compensation.

4.9 Limit on Awards to Eligible Directors

Notwithstanding any provision to the contrary, an Eligible Director shall not be entitled to receive or participate in any Award under the Plan other than: (a) Director’s Options which are granted to such Eligible Director pursuant to Section 4.2 and meet all of the requirements of Section 4 applicable thereto; and (b) Restricted Stock Awards granted to such Eligible Director pursuant to Section 5.1 and meet all the requirements of Section 5 applicable thereto.

4.10 Termination of Director’s Options

Notwithstanding any provision to the contrary, no Director’s Option shall be granted pursuant to Section 4.2 on a date when the number of shares of Common Stock authorized for issuance pursuant to the Plan and then available for issuance pursuant to new Director’s Options is less than the aggregate number of such shares which would be issuable pursuant to Director’s Options otherwise required to be granted on such date.

4.11 Conflicting Provisions

In the event of any conflict between a provision of this Section 4 and a provision in any other paragraph of the Plan with respect to Director’s Options, such provision of this Section 4 shall be deemed to control. Except in the case of conflict, however, provisions in other sections are applicable.

4.12 Additional Restrictions on Directors

By accepting a grant of a Director’s Option issued pursuant to this Plan, each Eligible Director shall be deemed to have agreed that notwithstanding anything to the contrary in this Plan: (a) such Eligible Director will not exercise such Director’s Option or any part thereof in such a manner that such Eligible Director will receive an immediate cash payment in connection with such exercise except that: (i) such Eligible Director may direct that the number of shares of Common Stock as to which the Director’s Option is then being exercised may be sold to pay the exercise price to the Company as well as to pay a related commission to a third party on such Eligible Director’s behalf; and (ii) an Eligible Director may receive cash to be used to pay applicable taxes due with respect to any taxable gain realized on the exercise of that Director’s Option or any part thereof provided that the cash received shall not exceed 35% (thirty-five percent) of that gain; and (b) such Eligible Director shall retain for a period of no less than one calendar year following the exercise of the Director’s Option or any part thereof beneficial ownership of no less than the same number of shares of the Company’s Common Stock as was received by such Eligible Director upon exercise of that Director’s Option or any part thereof. The Committee may waive the requirements of this Section 4.12 with respect to any Eligible Director if they determine such waiver to be appropriate in their sole discretion.

5.	RESTRICTED STOCK AWARDS

5.1 Grants to Eligible Directors

Each of the Eligible Directors will be issued up to 1,000 shares of Restricted Stock in each of 2004 and 2005, such Restricted Stock to be issued on the first dividend payment date with respect to the Common Stock to occur in each of 2004 and 2005.

The Committee shall determine the number of shares of Restricted Stock to be issued to each of the Eligible Directors (not to exceed 1,000 shares for each of 2004 and 2005) based on an analysis of the amount and type of compensation paid to the members of the boards of directors of the Company’s peer group, as well as other factors as may reasonably be considered by the Committee. Each grant of Restricted Stock shall be evidenced by a Restricted Stock Award document, which shall specify the number of shares of Common Stock to be issued to the Eligible Director, the date of such issuance, the consideration for such shares, if any, by the Eligible Director, the restrictions imposed on such shares, and the conditions of release or lapse of such restrictions. Notwithstanding the above, the restrictions imposed on any grant of Restricted Stock Awards shall not lapse and the shares shall not vest fewer than three (3) years after the date of grant. Stock certificates evidencing shares of Restricted Stock subject to restrictions shall be held by the Company until the restrictions on such shares shall have lapsed and the shares shall have vested in accordance with the provisions of the Award. Promptly after the lapse of restrictions, a certificate or certificates evidencing the number of shares of Common Stock as to which the restrictions have lapsed shall be delivered to the Eligible Director unless the Eligible Director shall have elected to defer receipt of those shares for an additional period pursuant to the Company’s Director Deferred Compensation Plan. The Eligible Director shall deliver to the Corporation such further assurance and documents as the Committee may require.

5.2 Restrictions

(a) Pre-Vesting Restraints. Shares of Common Stock comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed.

(b) Dividend and Voting Rights. Unless otherwise provided in the applicable Award Document, an Eligible Director receiving a Restricted Stock Award shall be entitled to cash dividend and voting rights for all shares of Common Stock issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Stock that ceases to be eligible for vesting.

(c) Accelerated Vesting. Unless otherwise provided by the Committee, the restrictions on Restricted Stock shall lapse upon the Eligible Director’s termination of service as a Director of the Company by reason of Retirement, Total Disability or death. In the event of the Retirement of an Eligible Director the restrictions on the Restricted Stock held by them shall not lapse but shall continue as specified when the Restricted Stock was awarded.

(d) Forfeiture. Unless otherwise specified by the Committee or as provided in the last sentence of Section 5.2(c), Restricted Stock as to which the restrictions have not lapsed in accordance with the provisions of the Award or pursuant to Section 5.2(c) shall be forfeited upon a Eligible Director’s termination of service as a member of the Company’s Board of Directors. Upon the occurrence of any forfeiture of shares of Restricted Stock, such forfeited shares shall be automatically transferred to the Company without payment of any consideration by the Company and without any action by the Eligible Director and shall be available for future grants of Restricted Stock under the Plan.

6.	MISCELLANEOUS PROVISIONS

6.1 Adjustments Upon Changes in Capitalization

In the event of changes to the outstanding shares of Common Stock of the Company through a Business Combination, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Awards or Director’s Options may be granted. A corresponding adjustment changing the number or kind of shares and/or the purchase price per share of unexercised Stock Options or portions thereof which shall have been granted prior to any such change shall likewise be made. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding and conclusive.

6.2 Change of Control

Notwithstanding any other provision of this Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change of Control:

(a) Any Stock Options outstanding as of the date such Change of Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested; and

(b) Any restrictions applicable to any Restricted Stock outstanding as of the date such Change of Control occurs shall lapse and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable.

6.3 Non-Transferability

No Award or Director’s Option shall be transferable except by will or the laws of descent and distribution, nor shall any Award or Director’s Option be exercisable during the Participant’s lifetime by any person other than the Participant or his guardian or legal representative. Any purported transfer contrary to this provision will be null and void and without effect.

6.4 Withholding

The Company’s obligations under this Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of a grant or upon the exercise of any Award may, in the discretion of the Committee, be paid in shares of Common Stock already owned by the Participant or through the withholding of shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine. If the Participant shall fail to pay, or make arrangements satisfactory to the Committee for the payment, to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company.

6.5 Compliance with Law and Approval of Regulatory Bodies

No Award shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with all federal and state securities laws and withholding tax requirements and with the rules of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which an Award or Director’s Option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No Stock Option shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of the exercise of a Stock Option by a person or estate acquiring the right to exercise the Stock Option as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Stock Option and may require consents and releases of taxing authorities that it may deem advisable.

6.6 No Right to Employment

Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of any Award hereunder, shall confer upon any Participant under the Plan any right to continue in the employ of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment of any Participant at any time with or without assigning a reason therefore, to the same extent as might have been done if the Plan had not been adopted.

6.7 Exclusion from Pension Computations

By acceptance of any Award under the Plan, the recipient shall be deemed to agree that any income realized upon the receipt or exercise thereof or upon the disposition of the shares received upon exercise will not be taken into account as “base remuneration”, “wages”, “salary” or “compensation” in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company or any Subsidiary.

6.8 Abandonment of Options

A Participant may at any time abandon a Stock Option prior to its expiration date. The abandonment shall be evidenced in writing, in such form as the Committee may from time to time prescribe. A Participant shall have no further rights with respect to any Stock Option so abandoned.

6.9 Severability

If any of the terms of provisions of the Plan conflict with the requirements of Rule 16b-3, then such terms or provisions shall be deemed inoperative as to directors and officers to the extent they so conflict with the requirements of Rule 16b-3.

6.10 Interpretation of the Plan

Headings are given to the Sections of the Plan solely as a convenience to facilitate reference; such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural and vice versa.

6.11 Use of Proceeds

Funds received by the Company upon the exercise of Stock Options shall be used for the general corporate purposes of the Company.

6.12 Construction of Plan

The place of administration of this Plan shall be in the State of New York, and the validity, construction, interpretation, administration and effect of this Plan and of its rules and regulations, and rights relating to this Plan, shall be determined solely in accordance with the laws of the State of New York.

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

PROPOSAL ONE -
To elect the following persons as directors to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.

FOR all nominees listed (except as marked to the contrary) ☐

WITHHOLD AUTHORITY to vote for the nominees listed ☐

Nominees

01 Norman P. Leenhouts
02 Nelson B. Leenhouts
03 Edward J. Pettinella
04 Burton S. August, Sr.
05 William Balderston, III
06 Alan L. Gosule
07 Leonard F. Helbig, III
08 Roger W. Kober
09 Albert H. Small
10 Clifford W. Smith, Jr.
11 Paul L. Smith
12 Amy L. Tait

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

____

PROPOSAL TWO -
To approve the 2003 Stock Benefit Plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Please disregard the following if you have previously provided your consent decision.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility. ☐

Please mark, sign, date and return this proxy card using the enclosed envelope.

Signature ____________________ Signature ____________________ Date __________

NOTE: (Please sign above exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/hme Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	**1-800-435-6710** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

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HOME PROPERTIES OF NEW YORK, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 6, 2003

The undersigned hereby appoints Norman P. Leenhouts and Nelson B. Leenhouts or each of them, as Proxies with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties of New York, Inc. which the undersigned would be entitled to vote at the 2003 Annual Meeting of Stockholders of the Company to be held on May 6, 2003 and any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲